Certain portions of this exhibit have been redacted because the information is both (i) not material and (ii) the type that the registrant customarily and actually treats as private or confidential. Redacted information has been noted in this document with a placeholder identified by the mark "[***]".

Donald Mineral Sands and Rare Earths Project -
Mining Joint Venture Agreement

Dickson & Johnson Pty Ltd

Donald Mineral Sands Pty Limited

EFR Donald Ltd

Donald Project Pty Ltd

Astron Mineral Sands Pty Ltd

Narrm Country Level 43 Bourke Place 600 Bourke Street Melbourne VIC 3000 Australia T +61 3 9620 2223 F +61 3 9194 8310 Ref 43059443

Donald Mineral Sands and Rare Earths Project -
Mining Joint Venture Agreement

Dated 4 June 2024 (the "Effective Date")

Parties

1. Dickson & Johnson Pty Ltd ACN 000 092 008 of Level 10, 224 Queen Street, Melbourne VIC 3000 (D&J).

2. Donald Mineral Sands Pty Limited ACN 087 469 707 of Level 10, 224 Queen Street, Melbourne VIC 3000 (DMS).

3. EFR Donald Ltd a corporation incorporated under the laws of Ontario, Canada (EFR).

4. Donald Project Pty Ltd ACN 674 664 629 of Level 10, 224 Queen Street, Melbourne VIC 3000 (JV Company).

5. Astron Mineral Sands Pty Ltd ACN 150 992 724 of Level 10, 224 Queen Street, Melbourne VIC 3000 (AMS).

Background

A. The Phase 1 Definitive Feasibility Study has been completed for the Donald Project and D&J has determined to advance evaluation of the project towards an FID for Phase 1.

B. D&J and EFR wish to establish and operate a joint venture through the JV Company in respect of the Donald Project.

C. The Joint Venturers and the JV Company have agreed to enter into this agreement to set out the terms on which (i) EFR will provide the Farm-in Funding to acquire up to a 49% interest in the JV Company and (ii) they will progress activities towards FID for Phase 1, implement Phase 1 and to then proceed to Phase 2, on the terms and conditions set out in this agreement.

D. D&J and EFR wish to set out in this agreement the terms that will govern their relationship as shareholders of the JV Company, and the terms on which the joint venture will be managed.

E. DMS is the current owner of the Tenements and other assets that will be transferred or licensed to the JV Company.

F. AMS will be the initial Manager of the Joint Venture and wishes to set out its rights and obligations in connection therewith, in addition to its rights and obligations as otherwise set out in the Transaction Documents.

Operative provisions

The parties agree in consideration of, among other things, the mutual promises contained in this agreement:

1. Definitions and interpretation

1.1 Definitions

Unless the context otherwise requires, the following expressions have the respective meanings in this agreement (including the Background):

2 Year Option Date has the meaning set out in clause 6.3(c).

Aboriginal Cultural Heritage means (as the context requires):

(a) 'Aboriginal cultural heritage' as defined in section 4(1) of the Aboriginal Heritage Act 2006 (Vic); or

(b) 'significant Aboriginal area' or 'significant Aboriginal object' as set out in the Aboriginal and Torres Strait Islander Heritage Protection Act 1984 (Cth).

ACICA has the meaning set out in clause 23.4.

Affiliate means any person which directly or indirectly Controls, is Controlled by, or is under common Control with, a party.

Agreed Interest Rate means the rate of interest which is the average bid rate for bills (as defined in the Bills of Exchange Act 1909 (Cth)) having a tenor of 90 days which is displayed on the page of the Reuters Monitor System designated 'BBSY' plus 5 per cent calculated on a daily basis and compounded monthly, or such other interest rate agreed by the parties.

Agreed Post MOU Expenditure means the actual cash expenditure of D&J and its Affiliates, appropriately evidenced, incurred in respect of the Donald Project from (and including) 28 December 2023 until the date of this agreement.

Annual Accounts has the meaning set out in clause 14.3(a).

Anticorruption Laws has the meaning set out in clause 7.13(a).

Approvals Period means the period of four months from the date of this agreement.

Approved Programme and Budget means a programme and budget relating to Joint Venture Activities for a particular period which has been approved or deemed to have been approved in accordance with clause 13.

ASNO means the Australian Safeguards and Non-Proliferation Office.

Asset Transfer Agreement means the agreement in the form as set out in Schedule 8.

Assignment means the sale, assignment, farm-in, farm-out, transfer, sublease or other similar dealing with, or creation of, an interest relating to the whole or any part of a Joint Venture Interest, but does not include the creation of an interest which is an Encumbrance, and Assign has a corresponding meaning.

Astron means Astron Corporation Limited ABRN 154 924 553, a Hong Kong incorporated company with its principal business address at Level 10, 224 Queen Street, Melbourne VIC 3000.

Astron Background Intellectual Property means all Intellectual Property that is owned, licensed, or controlled by Astron and its Affiliates as at the date of this agreement (including any rights in respect of its know-how, techniques and operating capability and test works), or that is otherwise developed, acquired, or licensed independent of the matters set out in this agreement and that Astron or its Affiliates makes available, contributes, brings to or uses in connection with this agreement (including in accordance with clause 7.5(a)).

ASX means ASX Limited (ACN 008 624 691), or its lawful successor.

Auditor means the auditor appointed in accordance with clause 14.6.

Authorisation is any consent, authorisation, registration, filing, lodgement, notification, agreement, certificate, commission, lease, licence, permit, approval or exemption from, by or with an Authority (including the Tenements).

Authority is any government department, local government council, government or statutory authority or any other person or entity under a Law which has a right to impose a requirement or whose consent is required with respect to Joint Venture Activities.

Board means the board of directors of the JV Company, which is also the management committee of the JV Company.

Breach Default Event means, in relation to a Joint Venturer, the happening of an Insolvency Event to that Joint Venturer or that Joint Venturer committing a material breach of any of its material obligations under this agreement (other than an Unpaid Monies Default Event), including where permitting the creation of an Encumbrance (other than a Permitted Encumbrance or an Encumbrance approved by the Joint Venturers under this agreement) over or attached to the Joint Venture Interest of that Joint Venturer. For purposes of clarity, the happening of any Exclusion Event or Prescribed Event itself will not constitute a Breach Default Event.

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Melbourne, Australia and Denver, Colorado, USA.

Buy-Back Amount has the meaning set out in clause 16.3(d)(i).

Buy-Back Interest has the meaning set out in clause 16.3(b).

Buy-Back Joint Venturer has the meaning set out in clause 16.3(c).

Buy-Back Premium has the meaning set out in clause 16.3(d)(ii).

Buy-Out Completion Date has the meaning set out in clause 18.2(c).

Buy-Out Election has the meaning given in clause 17.6(a).

Called Sum means:

(a) subject to clauses 6.3 and 8.4, from the date of this agreement to the Farm-in Completion Date the funds agreed to be provided by EFR up to the aggregate amount of the Farm-in Funding, in accordance with the Pre-FID Budget, Additional Pre-FID Budget (if applicable) and Phase 1 Budget; and

(b) following the end of the Farm-in Period, the Percentage Share of funds required to be paid by a Joint Venturer in accordance with Approved Programmes and Budgets and otherwise in accordance with this agreement.

Capital Works means capital works and services, either associated with a Development described in a Definitive Feasibility Study or to further support, expand, suspend, Rehabilitate or Relinquish, Mining and Concentration, as approved by the Board.

Change of Control means, in relation to a Joint Venturer, if for any reason, a person who directly or indirectly has Control of the Joint Venturer as at the date of the agreement ceases to do so, or if a person obtains direct or indirect Control of the Joint Venturer after the date of the agreement provided that, without prejudice to the provisions of clause 17.5, there shall be no Change of Control where:

(a) the change is between persons who are Affiliates; or

(b) the shares of that Joint Venturer or any of its holding companies are listed by NYSE, TSX, ASX or another recognised stock exchange and such Joint Venturer undergoes a Change of Control by reason of an allotment, issue or transfer, or any other dealing in, those shares, including any takeover offer or scheme of arrangement or other acquisition of shares of that listed entity by a third party.

Changed Joint Venturer has the meaning set out in clause 15.7(a).

CHMP means Cultural Heritage Management Plan 11572 prepared by Landscape which lists DMS as sponsor, dated 29 January 2014 and approved on 14 February 2014.

Completion means completion of the steps set out in clause 5.1.

Completion Date means the date which is 3 Business Days after the date that the last of the Conditions Precedent has been satisfied or waived in accordance with this agreement, or such other date as agreed by D&J and EFR in writing.

Concentration means the concentration of HMC from the Mineral Resource using physical, non-chemical means up to and including producing Products, and includes any required crushing, screening, weighing, sampling, assaying, concentrating HMC, separating REEC from the remaining HMC (by flotation or other physical means), handling, storage and loading of the Products, but does not include Mining or Development.

Concentration Plant means all Capital Works, buildings, plant, facilities and other infrastructure established for Concentration, including the ore pad and associated crushing systems, separation systems, spirals, conveyors, screens, stockpiles, loading systems, flotation systems, offices, workshops and recovery areas.

Conditions Precedent means each of the conditions precedent set out in Schedule 1.

Confidential Information has the meaning set out in clause 22.1.

Constitution means the agreed form of constitution set out in Schedule 11.

Contract Limit means $1,000,000.

Control means in relation to any person, possession, directly or indirectly, of the power to direct or cause direction of management and policies of that person through ownership of voting securities, contract, voting trust or otherwise and Controlled has a corresponding meaning. For greater certainty, and without limitation, Control shall be deemed to exist if one person owns, directly or indirectly, through shareholdings or otherwise, at least 50% of the voting shares or other voting units of participation in another person.

Corporations Act means the Corporations Act 2001 (Cth).

D&J Actual Expenditure means any funding contributed by D&J pursuant to any Called Sums in accordance with this agreement, including any expenditure contributed during the Farm-In Period.

D&J Deemed Expenditure has the meaning set out in clause 20(b).

Data Room means the virtual data room created by Astron accessible at [***] and to which EFR has had access.

Data Room Index means the index of the Data Room initialled by the parties for the purposes of identification.

Deadlock has the meaning set out in clause 11.1(a).

Deemed Sale Offer means an offer by a Joint Venturer to sell all of its Joint Venture Interest to the other Joint Venturers, free from Encumbrances.

Default Event means a Breach Default Event or an Unpaid Monies Default Event.

Defaulting Joint Venturer means a Joint Venturer which it or its Affiliates has committed an Unpaid Monies Default Event or a Breach Default Event, which has not been remedied by the Joint Venturer or its Affiliates.

Definitive Feasibility Study means a study of the technical, commercial and economic feasibility of Development, Mining, Concentration and Rehabilitation in the Mining Area and producing Products prepared by or supported by relevant subject matter reports from one or more expert(s), which includes exploration, geological, engineering, environmental and other relevant data, capital and operating cost estimates, confirmation of the required permits and approvals (if applicable), and (if appropriate) marketing studies in sufficient detail to enable options for optimum Development, Mining, Concentration and Rehabilitation to be identified in reasonable detail, which study is of a standard suitable to be submitted to a financial institution as the basis for lending of funds for the development and operation of the Mining activites contemplated in the study and is capable of supporting a FID and that qualifies as a "definitive feasibility study" under JORC.

Development means the construction, supply, completion and commissioning of a commercial Mining and Concentration operation for extraction and concentration of Products, including the construction or supply of a Mining Plant and a Concentration Plant, an ore pad and associated crushing systems, conveyors, stockpiles, loading systems, utilities, vehicles, offices, workshops, and all other facilities, systems, plant, equipment and personnel required for the safe and efficient development, operation and rehabilitation of the Mine in accordance with the Mine Plans, but does not include Mining, Concentration or Rehabilitation.

Diluting Joint Venturer has the meaning set out in clause 20(a).

Director means a director appointed to the Board in accordance with this agreement.

Dispute has the meaning set out in clause 23.2(a).

Dispute Notice has the meaning set out in clause 23.2(a).

Dispute Resolution Process has the meaning set out in clause 23.1(b).

Donald Assets means each of the assets as described in the relevant Schedule to the Asset Transfer Agreement.

Donald Project means the Donald Rare Earth and Mineral Sands Project to be developed on the Mining Area.

Due Date means the date on which a payment is due under this agreement.

Due Diligence Materials means the documents contained in the Data Room on the date which is five Business Days prior to the date of this agreement as set out in the Data Room Index.

Dy means dysprosium.

Effective Date means the date of this agreement as first written above.

EFI means Energy Fuels Inc. an Ontario corporation with an address at 82 Richmond Street East, Suite 308 Toronto, Ontario, M5C 1P1, Canada.

EFI Common Shares means the common shares in the capital of EFI.

EFI Share Issue (Completion) means the issue of such number of EFI Common Shares equal to US$3.5 million (which for the purposes of this agreement is deemed to be equal to $5 million), divided by the volume weighted average trading price of the EFI Common Shares on the NYSE over the five NYSE trading days ending on the last trading day immediately prior to the date of issuance of the EFI Common Shares and as set out in the Share Sale Agreement.

EFI Share Issue (FID) means the issue of such number of EFI Common Shares equal to US$14 million (which for the purposes of this agreement is deemed to be equal to $20 million), divided by the volume weighted average trading price of the EFI Common Shares on the NYSE over the five NYSE trading days ending on the last trading day immediately prior to the date of issuance of the EFI Common Shares and as set out in the Share Sale Agreement, less the EFI Share Issue (Completion).

EFR Actual Expenditure means the amount of funding contributed by EFR through payment of the Exclusivity Extension Fee and the Pre-Commencement Funding and Called Sums in accordance with this agreement including the EFR Actual Farm-In Expenditure.

EFR Actual Farm-In Expenditure at any time means the amount of funding contributed up to that time by EFR through payment of the Exclusivity Extension Fee, the Pre-Commencement Funding and Called Sums in accordance with this agreement up to the amount of the Farm-In Funding, during the Farm-In Period.

Eligible Transferee means a person that:

(a) is not a Specified Foreign Party; and

(b) has sufficient technical and financial capabilities to fulfil the obligations of the transferring Joint Venturer under this agreement.

Emergency means a situation involving actual or reasonably apprehended substantial damage to or loss of Joint Venture Property or Joint Venture Activities, damage to the environment or serious injury to persons or loss of life.

Encumbrance means:

(a) any Security Interest; and

(b) any other security for the payment of money or performance of obligations including any security or preferential interest or arrangement of any kind, or any other right of or arrangement with any creditor to have its claims satisfied prior to other creditors with, or from the proceeds of, any asset including, without limitation, retention of title other than in the ordinary course of business and any deposit of money by way of security.

Enforcing Joint Venturer has the meaning set out in clause 18.1.

Environmental Approval means approval number 2005/237, titled Donald Mineral Sands Project, Western Victoria, granted to Astron Limited under section 133 of the Environment Protection and Biodiversity Conservation Act 1999 (Cth), dated 13 March 2009, as varied on 15 February 2016 and 5 January 2018.

EPBC Amendment Approval means the amendment to the Environmental Approval to include REEC production and receipt from the relevant Minister to the last commencement of the approved action under the Environmental Approval.

ERR means the Earth Resources Regulator, Department of the Victorian Government.

Exclusion Event means each of:

(a) the cancellation, suspension, material variation that materially adversely impacts production or the Donald Project, or non-renewal (or written notice from an Authority of its intention to do the same is received and any relevant remedial period has expired) of any Tenement, Environmental Approval or any issued REEC Permit;

(b) the failure of the issue of the Work Authority for MIN5532 or issue on terms that do not include the REEC production, or the failure to issue the REEC Permits on terms acceptable to EFR acting reasonably, or the failure to transfer the Environmental Approval to the JV Company or to obtain the EPBC Amendment Approval, in each case by the 2 Year Option Date (or such period as may be extended in accordance with clause 6.3(c));

(c) any Breach Default Event by AMS, DMS or D&J not remedied within the required period and any breach of a Fundamental Warranty (subject to clause 2 of Schedule 3) in each case which has a material adverse impact on the ability to undertake the Donald Project; or

(d) with respect to the period post Phase 1 FID only, the third-party project financier signed for the Phase 1 development suspending or terminating the funding arrangements in accordance with the terms of the facility other than due (or materially contributed to by) an act or omission of EFR or any of its Affiliates.

Exclusivity Extension Fee means $1,515,381 (being the proceeds received by Astron) on 5 March 2024 to extend the exclusivity period in the MOU from 1 March 2024 to 31 March 2024..

Expert means a person independent of the parties:

(a) who is suitably qualified and capable of making an expert determination under this agreement; and

(b) is appointed in accordance with clause 24.

Exploration means searching for, discovery and delineation of commercial Mineral Resources in the Mining Area and the evaluation of such resources, including prospecting, surface mapping, sampling, aerial mapping and reconnaissance, drilling, trenching and related field work, geophysical and geochemical testing, core sampling, assaying, exploration declines, test mining, analysis and evaluation of activities undertaken and results obtained, conducting preliminary feasibility studies, preparing feasibility study reports, and planning, supervising and administrating all activities undertaken, but does not include Development, Mining or Concentration.

Fair Market Value means in respect of any asset or property (or interest therein) of whatever kind, means the fair market value of such as agreed or determined under the process in clause 19.

Fairly Disclosed means in relation to a fact, matter of circumstances or information, disclosed in sufficient detail so as to enable a reasonable investor who is experienced in transactions of the nature of the transactions contemplated by this agreement to identify the nature of the fact, matter of circumstances or information.

Farm-in Completion Date means, subject to clauses 6.3 and 8.4, the date that EFR contributes to the JV Company in cleared funds the last Called Sum which in aggregate with all other Called Sums contributed by EFR is equal to the Farm-in Funding.

Farm-in Funding means the sum of A$183 million paid by EFR through the payment of the Exclusivity Extension Fee, which is acknowledged to have been paid as of the Effective Date, and through Called Sums in accordance with this agreement during the Farm-in Period.

Farm-in Period means the period that EFR sole funds the Joint Venture between the date of this agreement and the earlier of:

(a) the Farm-in Completion Date;

(b) the Pre-FID Option Decline Date;

(c) No FID Decision Date; and

(d) the Post-FID Failure to Fund Option Decline Date,

in accordance with the terms of this agreement.

FATA means the Foreign Takeover and Acquisition Act 1975 (Cth).

FEOC means "foreign entity of concern" as defined by 26 U.S.C. § 30D(d)(7) and section 40207(a)(5) of the Infrastructure Investment and Jobs Act, 42 U.S.C. § 18741(a)(5), and any regulations or other official guidance or interpretations promulgated thereunder, as amended from time to time.

FID means a final investment decision by the Joint Venturers to proceed to Development and Mining of an Ore Reserve located within the Tenements, made in accordance with clause 6.2.

FID Completion means completion of the steps set out in clause 6.5.

FID Completion Date means the date which is 3 Business Days after the Phase 1 FID decision has been made in accordance with clause 6.2, or such other date as agreed by D&J and EFR in writing.

Financial Year means the period of 12 months from 1 July and ending on 30 June, or as otherwise agreed by the parties.

FIRB means the Australian Foreign Investment Review Board.

FIRB Submission means the submission to FIRB to be prepared and made by EFR in relation to the proposed investment by EFR as set out in this agreement.

Fit and Proper Person means a person who is not disqualified from being the director of a company pursuant to section 206B of the Corporations Act and is not otherwise precluded by law from being lawfully appointed as a Director.

Force Majeure has the meaning set out in clause 25.1.

Force Majeure Event has the meaning set out in clause 25.2.

Fundamental Warranty means the Warranties set out in clauses 1(a), 1(b), 1(c), 1(e), 1(g), 1(h) and 1(m) of Schedule 3.

General Meetings means general meetings of the JV Company called in accordance with clause 10.

General Security Deed means a general security deed in the agreed form issued by the JV Company in favour of EFR.

Good Mining Practice means in relation to Exploration, Development, Mining and Concentration, as the case may be, those practices, methods and acts engaged in or approved by a person which, in the conduct of its undertaking, exercises that degree of skill, safe and efficient practice, diligence, prudence, and foresight reasonably and ordinarily exercised by skilled and experienced operators engaged in the international mining industry.

Guarantee means a guarantee in the form as set out in Schedule 6.

Guarantors means each of EFI and Astron, severally.

HMC means a concentrate of heavy minerals, containing approximately 90% heavy minerals of ilmenite, leucoxene, rutile, zircon, monazite and xenotime.

HMC Offtake Agreement has the meaning set out in clause 7.19(a).

HMC Offtake ROFR Notice has the meaning set out in clause 7.19(c).

Indicated Mineral Resource means that part of a Mineral Resource for which quantity, grade (or quality), densities, shape and physical characteristics are estimated with sufficient confidence to allow the application of Modifying Factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit, as defined in accordance with the JORC Code.

Indigenous Land Use Agreement has the meaning given in the Native Title Act.

Insolvency Event means the happening of any of the following events in relation to a Joint Venturer:

(a) it is unable to pay all its debts as and when they become due and payable or it has failed to comply with a statutory demand as provided in section 459F(1) of the Corporations Act;

(b) a resolution is validly passed to wind up the body corporate voluntarily or to appoint an administrator, liquidator or provisional liquidator;

(c) it, or any other person, makes an application to a court for its winding up, being an application that is not stayed, withdrawn or dismissed within 7 days;

(d) an order is made for it to be wound up;

(e) a receiver, receiver and manager, trustee, other controller or similar officer is appointed over the assets or undertaking of the Joint Venturer;

(f) it proposes to enter into or enters into any form of arrangement (formal or informal) with its creditors or any of them, including a deed of company arrangement;

(g) is unable to pay its debts as and when they fall due and payable or is presumed to be insolvent under applicable Law; or

(h) any proceedings under any applicable insolvency, reorganisation or similar laws in any relevant jurisdictions, or something, having substantially similar effect to any of the events specified above occur in any jurisdiction under or in respect of any existing or future Law.

Intellectual Property means any intellectual or industrial property rights, whether registered or unregistered, including:

(a) all patents, trademarks, copyright, designs, trade secrets, know-how and rights in confidential information (including the right to enforce an obligation to keep information confidential);

(b) all licences and other rights to use or grant the use of any of the foregoing or to be the registered proprietor or user of any of the foregoing;

(c) all computer programs, data and software, including source code; and

(d) all user manuals, technical information and other documentation relating to the use or operation of the computer programs and other relevant systems.

Jackson Deposit has the meaning set out in clause 7.6(a).

Jackson Deposit Development Proposal has the meaning set out in clause 7.6(d).

Joint Venture means the joint venture established under this agreement.

Joint Venture Activities means all Exploration, Development, Mining, Concentration and Rehabilitation activities involved in the acquisition, use, development, operation and maintenance of Joint Venture Property and all other activities, undertakings, and operations undertaken by the JV Company pursuant to this agreement.

Joint Venture Intellectual Property means all Intellectual Property developed by the JV Company pursuant to an Approved Programme and Budget in the course of Joint Venture Activities, excluding any Astron Background Intellectual Property.

Joint Venture Interest means the Shares held by a Joint Venturer.

Joint Venture Property means all rights, titles, interest, claims, benefits and all other property of whatever kind, real or personal, from time to time owned by the JV Company for the purposes of the Donald Project, and includes:

(a) the Donald Assets;

(b) the Tenements;

(c) the JV Company's bank accounts;

(d) the Joint Venture Intellectual Property;

(e) any facilities, equipment, materials, assets, capital works, plant, equipment, machinery, facilities, infrastructure, licences, permits, Authorisations and property held for use in the Mining or Concentration operations or activities within the Mining Area;

(f) the Products and associated minerals (if any) before delivery to customers; and

(g) all Mining Information.

Joint Venturer means a person which holds a Joint Venture Interest.

JORC Code means the Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (2012 Edition) as adopted by the Australasian Joint Ore Reserves Committee (JORC), which is sponsored by the Australian mining industry and its professional organisations, for the purposes of compliance with the Listing Rules.

Law means any law, code, act, regulation, by-law, decree, rule, order, ordinance, proclamation (including any regulation and order thereunder), policy and guideline, or decision, ruling and judgment, of any authority having jurisdiction and which is binding on the relevant person or persons referred to in the context where such word is used.

Lease Agreement means the lease agreement in the form as set out in Schedule 10.

Leased Assets has the meaning set out in clause 5.4(a).

Listing Rules means the ASX Listing Rules or, to the extent that a party or an Affiliate is bound thereby, the listing rules of another recognised stock exchange.

Loss means losses, liabilities, claims, proceedings, actions, demands, damages, costs, charges, expenses or diminution in value, however arising, and whether present or future, fixed or unascertained, actual or contingent.

Management Activities has the meaning set out in the Management Agreement.

Management Agreement means the management agreement for the JV Company in the form of Schedule 5.

Manager means AMS or such other person or entity as may be engaged or appointed by the Board as Manager from time to time under this agreement.

Material Adverse Change means any matter, event or circumstance occurring after the date of this agreement, which has had or is reasonably expected to have, either individually or when aggregated with other matters, events or circumstances of a like kind that have occurred, an adverse effect of more than $40 million on the business, assets, liabilities, financial position, trading position, commercial performance, profitability or prospects of the JV Company taken as a whole, provided that notwithstanding the foregoing, a Material Adverse Change will include:

(a) a Prescribed Event or a Change of Control; and

(b) an Exclusion Event;

but does not include a change resulting from, or attributable to:

(c) changes in economic conditions (including financial market fluctuations, changes in interest rates, currency, exchange rates, commodities prices, securities or other market conditions);

(d) changes in applicable laws, regulations or accounting standards or practices (including tax laws or tax rates) or in the judicial or administrative interpretation of any law or any regulation, including its application or non-application;

(e) health pandemics including the COVID-19 pandemic;

(f) any action taken by D&J by written agreement or request or with the written consent of EFR;

(g) any change in general economic, political, business or financial conditions;

(h) any fact, matter or circumstance that has been Fairly Disclosed in accordance with Schedule 3;

(i) activism, acts of terrorism, riot, war (whether or not declared), armed hostilities or sabotage;

(j) any industrial action, strike, lockout or other labour difficulty; or

(k) the satisfaction or waiver of a Condition Precedent.

Measured Mineral Resource means that part of a Mineral Resource for which quantity, grade (or quality), densities, shape, and physical characteristics are estimated with confidence sufficient to allow the application of Modifying Factors to support detailed mine planning and final evaluation of the economic viability of the deposit, as defined in accordance with the JORC Code.

MIN5532 means Mining Licence 5532 issued pursuant to the Mining Act.

Mine is the mine, including that as described in a Definitive Feasibility Study, for the Mining and Concentration of Products that is the subject of a FID, and any other mine the Joint Venturers decide to develop in any part of the Mining Area.

Mine Closure means all or any action or conduct by the JV Company for the purpose of Relinquishing all of the Joint Venture Activities or Joint Venture Property under this agreement, which will form part of Rehabilitation.

Mine Plans means the long term life-of-mine plan, and shorter term mining plans of various terms, in each case as amended from time to time, which describe the sequencing of mining ore, overburden, non-HMC sands and waste from the Mine, and which incorporate the key parameters for mining, including mining sequence plans, landform designs, access and haulage roads, and which provide schedules for the volumes of ore, overburden, non-HMC sands and waste to be mined, stored, concentrated or disposed of, and the production of Products within the range and periods required by the Board from time to time.

Mine Work Plan or Work Plan means the primary document describing the permitted activities to be undertaken on a mining licence as more fully described in section 40 of the Mining Act.

Mineral Resource means a concentration or occurrence of solid material of economic interest in or on the earth's crust in such form, grade (or quality), and quantity that there are reasonable prospects for eventual economic extraction, as defined in accordance with the JORC Code.

Minimum Interest means a 10% Percentage Share of Joint Venture Interest.

Mining means all operations associated with the extraction of Ore Reserve from the Mining Area, and haulage and delivery to the Concentration Plant, including pre-stripping, and the removal and disposal of overburden, non-HMC sands and waste, but does not include Exploration, Development, Concentration or Rehabilitation.

Mining Act means the Mineral Resources (Sustainable Development) Act 1990 (Vic).

Mining Area means the whole of the area within the Tenements as depicted on the plan annexed as Exhibit A, and any other additional Tenements or areas of land applied for or acquired for the purposes of this agreement or otherwise acquired by the Joint Venture, which includes the Phase 1 Mining Area and the Phase 2 Mining Area.

Mining Information means all information, data and records relating to the Tenements including all surveys, maps, aerial photographs, electronically stored data, sketches, drawings, memoranda, drill cores, logs of those drill cores, geophysical, geological or drill maps, sampling and assay reports, notes, estimates of reserves and resources, and technical and economic studies in respect of the extraction of Mineral Resources from the Mining Area.

Mining Plant means all Capital Works, plant, equipment, machinery, facilities and other infrastructure required to carry out Mining operations.

Mining Regulation means the Mineral Resources (Sustainable Development) (Mineral Industries) Regulations 2019 (Vic).

Modifying Factor means considerations used to convert Mineral Resources to Ore Reserves, including but are not restricted to, mining, processing, metallurgical, infrastructure, economic, marketing, legal, environmental, social and governmental factors, as defined in accordance with the JORC Code.

MOU means the non-binding memorandum of understanding entered into by Astron and Energy Fuels (USA) Inc on 27 December 2023 in relation to the Donald Project.

Native Title has the same meaning as the expressions 'native title' or 'native title rights and interests' as defined in section 223(1) of the Native Title Act.

Native Title Act means the Native Title Act 1993 (Cth).

Native Title Claims means any claim, application or proceeding in respect of Native Title which is accepted by the National Native Title Tribunal or the Registrar thereof pursuant to the Native Title Act.

NdPr means neodymium/praseodymium.

NI 43-101 means Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects, a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects, as amended from time-to-time.

No FID Decision Date has the meaning as set out in clause 6.3(d).

Nominated State means Victoria, Australia.

Non-Defaulting Joint Venturer means a Joint Venturer which is not a Defaulting Joint Venturer and is not an Affiliate of a Defaulting Joint Venturer.

Notice has the meaning set out in clause 27.1.

NYSE means The New York Stock Exchange, American stock exchange.

Offer has the meaning set out in clause 15.3(b).

Offtake Agreements means the REEC Offtake Agreement and the HMC Offtake Agreement.

Option Period has the meaning set out in clause 15.3(d).

Ore Reserve means is the economically mineable part of a Measured and/or Indicated Mineral Resource; it includes diluting materials and allowances for losses, which may occur when the material is mined or extracted and is defined by studies at pre-Feasibility or feasibility level as appropriate that include application of Modifying Factors; such studies demonstrate that, at the time of reporting, extraction could reasonably be justified, as defined in accordance with the JORC Code.

Percentage Share means the percentage of Joint Venture Interest which a Joint Venturer has in the JV Company in accordance with this agreement.

Permitted Encumbrances means:

(a) every lien or retention of title arrangement securing the unpaid balance of purchase money for property acquired in the ordinary course of business;

(b) any Encumbrance in relation to personal property (as defined in the PPSA and to which that Act applies) that is created or provided for by:

(i) a transfer of an Account or Chattel Paper;

(ii) a PPS Lease; or

(iii) a Commercial Consignment,

that is not a security interest within the meaning of section 12(1) of the PPSA; and

(c) the interest of the lessor or owner in respect of assets subject to a finance or capital lease, a hire-purchase agreement or a conditional sale agreement.

In this definition, Account, Chattel Paper, PPS Lease and Commercial Consignment have the meanings given in the PPSA.

Personnel means employees, representatives, agents, consultants, advisors, contractors, sub-contractors and anyone else on the Mining Area with the consent or authority of the JV Company.

Phase 1 has the meaning as set out in the Phase 1 Definitive Feasibility Study which includes Development of the MIN5532 Mining Area, with an estimated average ore throughput of 7,500,000 tonnes per year to produce approximately 200,000-250,000 tonnes per year of HMC and approximately 7,000-8,000 tonnes per year of REEC.

Phase 1 and 2 HMC Product has the meaning set out in clause 7.19(a).

Phase 1 Budget means the budget for Phase 1 prepared by the Manager and approved as part of making the Phase 1 FID decision in accordance with clause 6.2 and the terms of this agreement.

Phase 1 Definitive Feasibility Study means the definitive feasibility study for Phase 1 of the Donald Project announced by Astron on the ASX on 26 April 2023, supported by independent technical reports from Mineral Technologies, AMC Consultants, Snowden Optiro, ATC Williams, AECOM, TAM International, TZMI, Adamas Intelligence, Powercor, and ProjectWorx.

Phase 1 FID means the final investment decision by the Board made in accordance with clause 6.2(b) to proceed to Development and Mining of an Ore Reserve located within the Tenements for Phase 1.

Phase 1 FID Decision has the meaning set out in clause 6.2(b).

Phase 1 FID Proposal means a proposed FID put by the Manager to the JV Company under clause 6.2, or by EFR under clause 6.4.

Phase 1 Mining Area means the area shown for mining operations on MIN5532 as set out in Exhibit A labelled 'MIN5532 Phase 1 Mining Area'.

Phase 2 means the permitting and construction of a second heavy Concentration Plant or the expansion of the Phase 1 operations resulting in approximately doubling the mining tonnages from Phase 1, with an estimated average ore throughput of 15,000,000 tonnes per year to produce approximately 400,000-500,000 tonnes per year of HMC and approximately 13,000-14,000 tonnes per year of REEC for at least 40 years.

Phase 2 Budget means the budget for Phase 2 prepared by the Manager and approved as part of making the Phase 2 FID decision in accordance with clause 7.3 and the terms of this agreement.

Phase 2 Definitive Feasibility Study means the definitive feasibility study for Phase 2 of the Donald Project to be commissioned by the JV Company as described in clause 7.3(a).

Phase 2 DFS Budget means the budget for Phase 2 Definitive Feasibility Study as approved in accordance with the terms of this agreement.

Phase 2 FID means the final investment decision by the Board to proceed to Development and Mining of an Ore Reserve located within the Tenements for Phase 2.

Phase 2 Mining Area means the area shown for mining operations on RL2002 in the Phase 2 preliminary definitive feasibility study that was prepared by DMS in 2023 and as set out in Exhibit A labelled 'RL2002 Phase 2 Mining Area'.

Post FID Failure to Fund Option Date has the meaning as set out in clause 8.4(a).

Post-FID Failure to Fund Option Decline Date has the meaning as set out in clause 8.4(c).

PPSA means the Personal Property Securities Act 2009 (Cth) and any regulations made pursuant to it.

Pre-Commencement Funding means the funding provided by EFR in accordance with clause 3.1 via an interest free loan during the Pre-Commencement Period.

Pre-Commencement Period has the meaning as set out in clause 3.3.

Pre-FID Budget means the budget for the activities of the JV Company for the period between the date of this agreement and the Phase 1 FID as set out in Schedule 7.

Prescribed Event means if after the date of this agreement there is a change in shareholding, or any other matter that affects Control, of a Joint Venturer, or in any entity that Controls a Joint Venturer, and as a consequence of that change after the date of this agreement the Joint Venturer or the relevant Controlling entity becomes a Specified Foreign Party.

Prescribed Event Date has the meaning set out in clause 17.5(a)(ii).

Pre-FID Failure to Fund Option Date has the meaning as set out in clause 6.3(a).

Pre-FID Option Decline Date has the meaning as set out in clause 6.3(d).

Products mean all mineral or metallic Mineral Resources, HMC, REEC, other concentrates, metals saleable mineral products, and any other mineral resources, concentrated or derived from Mineral Resources extracted from the Mining Area under this agreement which are capable of being sold.

Proposed Programme and Budget means a work programme and budget for a given Year, or other relevant period, in relation to the conduct of Joint Venture Activities proposed in accordance with this agreement.

REEC means a mineral concentrate containing predominantly xenotime and monazite minerals.

REEC Offtake Agreement means the offtake agreement between EFR or its Affiliate and the JV Company for the sale of the REEC produced by the JV Company during Phase 1 and Phase 2.

REEC Permits means the issue in the name of the JV Company, or a transfer to the JV Company, of a current:

(a) Permission to Export by the Commonwealth of Australia for the REEC to the end user EFI or one or more of its Affiliates;

(b) approval from ASNO for possessing, transport and delivery of nuclear material of the nature of the REEC; and

(c) Radiation Licence for the mining and transport of radioactive materials for the purposes of the Radiation Act 2005 (Vic) which covers the REEC and HMC.

Rehabilitation means rehabilitation of land as required under Part 7 of the Mining Act, and Rehabilitate has an equivalent meaning.

Rehabilitation Obligations means the obligations of the JV Company under the Mining Act, all Tenements and Authorisations, and all applicable statutory and contractual obligations relating to Rehabilitation during and following completion of Joint Venture Activities.

Relevant Director has the meaning set out in clause 9.1(g).

Relinquish means to intentionally and permanently give up, surrender, leave and relinquish all, or substantially all, of the Joint Venture Activities or Joint Venture Property, whether by way of removal, placement on permanent care and maintenance or other basis, in all cases performed in accordance with all applicable Laws and Authorisations, and Relinquishing and Relinquishment have similar meanings.

RL2002 means retention licence 2002 issued under the Mining Act.

RL2003 means retention licence 2003 issued under the Mining Act.

ROFR Notice has the meaning set out in clause 7.6(b).

S-K 1300 means the SEC's mining disclosure framework effective as of 2021 set out in United States 17 Code of Federal Regulations Subparts 220.1300 and 229.601(b)(96), as amended from time-to-time.

SEC means the United States Securities and Exchange Commission.

Security Interest has the same meaning as in the PPSA.

Selling Joint Venturer has the meaning set out in clause 15.3(b).

Share Sale Agreement means the share sale agreement in the form as set out in Schedule 9.

Shareholder means a Joint Venturer who holds Shares.

Shares means ordinary shares of the JV Company.

Shutdown Costs means all costs associated with shutting down or suspending Joint Venture Activities within the Mining Area including the costs associated with satisfaction of Rehabilitation Obligations, and any redundancy or termination benefits or payments to any consultant or contractor or employee who is engaged by the JV Company in the conduct of Joint Venture Activities.

Sole Risk Area has the meaning given in clause 16.1(a).

Sole Risk Development has the meaning given in clause 16.2(a).

Sole Risk Development Joint Venturer has the meaning set out in clause 16.2(a).

Sole Risk Notice has the meaning set out in clause 16.1(c).

Sole Risk Operations Report has the meaning set out in clause 16.3(a).

Sole Risk Proposal has the meaning set out in clause 16.1(a).

Sole Risk Proposal Area has the meaning set out in clause 16.1(a).

Special Majority Vote means:

(a) in the case of a resolution of the Board, at least 66% of votes cast by Directors eligible to vote or pass the resolution; and

(b) in the case of a vote or resolution of Shareholders, a vote or resolution that has been passed by at least 66% of the votes cast by Shareholders entitled to vote on the resolution,

in each case excluding for this purpose the votes held by a Defaulting Joint Venturer or its appointed Director(s), as the case may be, if the Defaulting Joint Venturer has not remedied the relevant Breach Default Event within 30 days from the date of receipt of notice under clause 17.1(a) or in the case of an Unpaid Monies Default Event, within 30 days from the date of receipt of the notice under clause 17.2(b).

Specified Foreign Party means a FEOC or a Foreign Government Investor as defined in the FATA and its regulations that is a "covered nation" (as defined in the relevant Infrastructure Investment and Jobs Act and any regulations or other official guidance or interpretations promulgated thereunder, as amended from time to time).

Steady State First Production means 85% of name plate capacity of the Phase 1 production of the Concentration Plant for a period of three months.

Tax Conditions means the standard tax conditions included in items 1 to 6 of Part D (D: Examples of Tax Conditions) of Guidance Note 12 issued by FIRB.

Tb means terbium.

Technical Committee has the meaning set out in clause 4.1.

Tenement Transfer means the transfer of MIN5532 and RL2002 from DMS to the JV Company in accordance with the terms of the Asset Transfer Agreement.

Tenements means MIN5532, and RL2002 and any extension, successor permit or variation thereto, and includes any other lease, licence, claim or permit issued or to be issued under the Mining Act to the JV Company for the purposes of the Joint Venture which confers or may confer a right to prospect, explore for or mine any mineral in the Mining Area, or which may facilitate the enjoyment of such right, and includes any application for, and any extension, renewal, conversion or substitution of, any of those tenements.

Termination Event has the meaning set out in clause 21.1.

Third Party means a person not a party, or an Affiliate of a party, to this agreement.

Transaction Document means each of this agreement, the Share Sale Agreement, Asset Transfer Agreement, General Security Deed, REEC Offtake Agreement, Management Agreement and Lease Agreement, and the HMC Offtake Agreement if entered into by D&J or any of its Affiliates.

TSX means the Toronto Stock Exchange.

Ultimate Holding Company means in relation to a body corporate, the body corporate(s) or individual(s) that ultimately Controls such body corporate.

Unanimous Vote means:

(a) in the case of a resolution of the Board, a resolution voted in favour by all Directors eligible to vote or pass the resolution; and

(b) in the case of a vote or resolution of Shareholders, a resolution voted in favour by all Shareholders entitled to vote on the resolution,

in each case excluding for this purpose the votes held by a Defaulting Joint Venturer, in the case of a Breach Default Event if the Defaulting Joint Venturer has not remedied the relevant Breach Default Event within 30 days from the date of receipt of notice under clause 17.1(a).

Unpaid Monies means monies due for payment under this agreement and include monetary compensation and damages payable by a Defaulting Joint Venturer which are agreed, awarded or determined following an unremedied Breach Default Event for so long as it is unpaid, and interest and costs payable or reimbursable in accordance with this agreement.

Unpaid Monies Default Event is the failure by a Joint Venturer to pay Unpaid Monies on or before the Due Date (other than as a result of an Exclusion Event).

Updated Phase 1 Definitive Feasibility Study means an updated Phase 1 Definitive Feasibility Study, satisfactory to each party acting reasonably, that includes the results of the work performed under the Pre-FID Budget and that is prepared in accordance with JORC, NI 43-101 and S-K 1300 and meets the definition of "definitive feasibility study" in JORC and "feasibility study" in each of NI 43-101 and S-K 1300.

U.S. Securities Act has the meaning set out in clause 2.7(b)(i).

VHMC means a concentrate of heavy minerals, containing approximately 90% mineral sand minerals of ilmenite, leucoxene, rutile and zircon only. It does not include significant quantities of REEC or rare earth minerals.

Warranty means the warranties given by D&J and DMS set out in Schedule 3.

Water Agreement means the water headworks supply agreement (and deed of variation) originally dated 12 December 2011 between DMS and Grampians Wimmera Mallee Water Corporation.

Work Authority means the material Authorisations required for the commencement of the Development of the Donald Project including approval of the Work Plan.

Year means a year commencing on and including the first day of January and ending on and including the following thirty-first day of December.

1.2 Interpretation

In this agreement, unless the context otherwise requires:

(a) the singular includes the plural and vice-versa;

(b) headings do not affect the interpretation of this agreement;

(c) words importing a gender include any gender;

(d) a reference to a party means a party to this agreement as listed on page 1 of this agreement and includes that party's executors, administrators, substitutes, successors and permitted assigns;

(e) references to a part, clause, schedule, exhibit and annexure refers to a part, clause, schedule, exhibit or annexure of, in or to this agreement;

(f) a reference to this agreement includes all schedules, exhibits and annexures to this agreement;

(g) a reference to an agreement, deed, instrument or other document includes the same as amended, novated, supplemented, varied or replaced from time to time;

(h) a reference to a court is to an Australian court;

(i) a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinated legislation issued under, that legislation or legislative provision (unless otherwise specified in this agreement);

(j) a reference to a day, month or year is relevantly to a calendar day, calendar month or calendar year;

(k) in relation to time:

(i) a reference to time is a reference to Melbourne, Australia time;

(ii) if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(iii) where the day on or by which any thing is required to be done is not a Business Day, that thing must be done on or by the next Business Day; and

(iv) where any thing is required to be done on or by a given day, it must be done before 5.00pm on that day;

(l) unless otherwise specified herein, a reference to $, AUD or dollars is to the lawful currency of the Commonwealth of Australia;

(m) the expressions 'including', 'includes' and 'include' have the meaning as if followed by 'without limitation';

(n) no rule of construction is to apply to the disadvantage of a party on the basis that that party drafted the whole or any part of this agreement;

(o) a party may exercise a right or remedy or give or refuse its consent in any way it consider appropriate (including by imposing conditions), unless this agreement expressly states otherwise; and

(p) where a word or phrase is defined, its other grammatical forms have a corresponding meaning.

2. Conditions precedent

2.1 Coming into effect of agreement

This agreement other than this clause 2 and clauses 1 (Definitions), 3 (Pre-Commencement Period), 4 (Technical Committee), 12 (Management), 13.5(a), 13.5(b) and 13.6 (Called Sums) (in respect of the Pre-Commencement Funding), 22 (Confidentiality), 27 (Notices) and 28 (Ancillary provisions) does not come into effect unless and until satisfaction, or waiver under clause 2.2 of the Conditions Precedent.

2.2 Satisfaction of Conditions Precedent

(a) Each party must use all reasonable endeavours (other than waiver) at its cost to ensure that the Conditions Precedent are satisfied as expeditiously as possible and within the Approvals Period, including providing all reasonable assistance to the other party as is necessary to satisfy such conditions.

(b) Each party must keep each other reasonably informed of its progress in obtaining satisfaction of any Condition Precedent it is required to obtain and any circumstance that may result in any of those conditions not being satisfied in accordance with its terms.

(c) Each party must give the other party notice as soon as reasonably possible and in any event within 3 Business Days after receiving notice of the conditions whether the conditions for the satisfaction of a Condition Precedent (if any) are acceptable, or unacceptable, to it (in each case, acting reasonably), provided that any Tax Conditions imposed by FIRB will be deemed to be acceptable. Only the party who has the benefit of the Condition Precedent as specified in Schedule 1 may waive that Condition Precedent.

2.3 Government Approvals and Asset Transfers

(a) To the extent that such applications have not been made prior to the date of this agreement, as soon as practical after the date of this agreement, and in any event no later than 15 Business Days thereafter:

(i) DMS will submit to the ERR the documents required for the Tenement Transfer;

(ii) DMS will submit the relevant documents for the EPBC Amendment Approval and for the transfer of the Environmental Approval to the JV Company; and

(iii) EFR will make the FIRB Submission.

2.4 Correspondence with Authorities

Without limiting the generality of clauses 2.2 and 2.3, the parties must:

(a) use all reasonable endeavours in good faith to diligently pursue the applications to the extent required to satisfy each Condition Precedent;

(b) in the case of D&J, AMS and DMS, provide to EFR drafts of all material applications, agreements, consents and releases to be entered into between D&J, AMS, DMS, the JV Company and/or any Affiliate of D&J and Third Parties, and not to execute the same until EFR has agreed to their terms and conditions (acting reasonably);

(c) before any submission or correspondence is sent to any Authority, consult with the other party in relation to, and provide the other party with a draft copy of, and the opportunity to comment on, such submission or correspondence as soon as practical;

(d) provide reasonable notice to the other party of all material communications between it and any Authority, for the purposes of satisfying the Conditions Precedent (including any letters, meetings and written submissions);

(e) respond to reasonable requests for information that are made by any Authority at the earliest practicable time;

(f) in the case of D&J, AMS and DMS, provide to EFR such reasonably necessary information and assistance as EFR may reasonably request in connection with its preparation and filing of the FIRB Submission; and

(g) in the case of clauses 2.4(b) and 2.4(c), EFR approval will be deemed to be given if no opposition or comments have been provided by EFR within 5 Business Days after the relevant document has been provided to EFR (or such alternative period as agreed by the parties (acting reasonably)).

2.5 Failure to satisfy Conditions Precedent

If all the Conditions Precedent are not satisfied, or otherwise waived, within the Approvals Period, D&J or EFR may (provided that that party has complied with its obligations under clauses 2.2, 2.3 and 2.4) terminate this agreement by not less than 2 Business Days' notice to the other, provided that if the Conditions Precedent related to the Tenement Transfer and/or the Water Agreement are the only Conditions Precedent not satisfied by the end of the Approvals Period then the Approvals Period will be automatically extended by the period of three months and if the relevant Condition(s) Precedent are not satisfied within such extended period then either D&J or EFR may terminate this agreement by notice to the others in accordance with this clause 2.5.

2.6 Termination of the agreement prior to the Completion Date

(a) If a party terminates this agreement in accordance with clauses 2.5, 2.8 or 3.2, then:

(i) each party is released from all further obligations to perform under this agreement (except those expressed to survive termination);

(ii) no party has any claim against another party as a consequence of the termination provided that each party retains the rights it has against the other in respect of any breach of this agreement occurring before termination;

(iii) EFR will have earned no interest in the Joint Venture Property and subject to clause 3.1(e), will have no right to reimbursement of any expenditures incurred by it in connection with the Donald Project; and

(iv) EFR will return to D&J all Mining Information it holds in relation to the Donald Project.

(b) For clarification, notwithstanding clause 2.6 or any other provision in this agreement, D&J will in all cases permanently retain the Exclusivity Extension Fee (and any accrued interest in respect of the Exclusivity Extension Fee) unless this agreement is terminated by EFR as a result of one or more Conditions Precedent not being satisfied due, in whole or in part, to a breach by D&J of its obligations under clauses 2.2, 2.3 or 2.4, in which case the Exclusivity Extension Fee (and any accrued interest in respect of the Exclusivity Extension Fee) shall be promptly returned to EFR.

2.7 EFI Common Shares

(a) The EFI Common Shares the subject of the Share Sale Agreement will contain such legends as are required by applicable law.

(b) From the date of this agreement (to the extent not already commenced), EFR will procure that EFI will:

(i) use commercially reasonable efforts to ensure that Rule 144 under the U.S. Securities Act of 1933, as amended (U.S. Securities Act) is available for the resale of the EFI Common Shares, and

(ii) reasonably cooperate with all requests to remove any restrictive legends, including by consenting to the removal, and instructing its transfer agent to remove, any such legends, on delivery to EFI and transfer agent an opinion reasonably satisfactory to EFI and the transfer agent, to the effect that the legend is no longer required under applicable requirements of the U.S. Securities Act or applicable state securities laws.

2.8 Material Adverse Change

(a) If, before Completion, D&J becomes aware that a Material Adverse Change has occurred, it must promptly give written notice to EFR of the full details of the Material Adverse Change and any circumstances which caused or contributed to the Material Adverse Change.

(b) If, before Completion, EFR becomes aware that a Material Adverse Change has occurred, it must promptly give written notice to D&J of the full details of the Material Adverse Change and any circumstances which caused or contributed to the Material Adverse Change.

(c) If a Material Adverse Change occurs before Completion, D&J will have a reasonable and adequate opportunity to investigate and cure (or procure the cure of) the Material Adverse Change (for clarity, D&J is not obliged to cure the Material Adverse Change, including by the payment of money).

(d) If the Material Adverse Change is cured (including by the payment of money) or otherwise ceases to exist on or before Completion, D&J must promptly give written notice to EFR.

(e) If a Material Adverse Change occurs before Completion and is not cured or has not otherwise ceased to exist on or before Completion, EFR may, until Completion, by written notice to D&J, terminate this agreement.

(f) For clarification, a Material Adverse Change will not constitute a breach of this agreement by D&J.

3. Pre-Commencement Period

3.1 Pre-Commencement Funding

(a) D&J will be responsible for the on-going development of the Donald Project between the date of this agreement and Completion in accordance with the Pre-FID Budget and the terms of this agreement.

(b) Subject to clause 3.1(e), and the delivery of a signed General Security Deed by the JV Company and a Guarantee signed by Astron in the form of Schedule 6 by Astron, unless otherwise agreed in writing by D&J and EFR, from the date of this agreement until Completion:

(i) EFR must commence funding in accordance with the Pre-FID Budget;

(ii) the Manager will issue Called Sums for up to the Pre-Commencement Funding in accordance with the Pre-FID Budget and process set out in clause 13.5(a) and 13.5(b) of this agreement and EFR will make payment of such amounts in accordance with clause 13.6; and

(iii) the Pre-Commencement Funding shall be secured by the General Security Deed;

(iv) the Pre-Commencement Funding amount shall be treated as an interest free loan to the JV Company and be converted to Shares at the Completion Date in accordance with clause 5.2.

(c) Subject to clause 3.1(e), from the date of this agreement, expenditure will be charged in accordance with the Management Agreement. If there is any disagreement between D&J and EFR as to whether an expense of AMS is in accordance with the Management Agreement it shall be referred to the Expert for determination in accordance with clause 24.

(d) D&J acknowledges and agrees that on the date of this agreement Astron will provide a parent company guarantee in the form of Schedule 6, guaranteeing AMS, DMS, D&J's obligations arising under this agreement and each of the Transaction Documents to which they are a party, and guaranteeing the JV Company's repayment obligations with respect to the Pre-Commencement Funding arising under this agreement until such Pre-Commencement loan is repaid or extinguished (as applicable).

(e) Where the agreement is terminated under clause 2.5 or 2.8, the JV Company shall repay the loan up to the Pre-Commencement Funding amount:

(i) over a period of 1 year interest free where the agreement is terminated due to the failure of D&J to satisfy the Condition Precedent in Items 1, 3 and 4 of Schedule 1, provided that the JV Company can elect (30 days prior to the expiry of the first term) to extend the repayment period for an additional 1 year during such time interest shall be payable on the unpaid balance at the Agreed Interest Rate;

(ii) over a period of 3 years interest free where the agreement is terminated due to the failure of EFR to satisfy the Condition Precedent in Item 2 of Schedule 1, provided that the JV Company can elect (30 days prior to the expiry of the first term) to extend the repayment period for an additional 1 year during such time interest shall be payable on the unpaid balance at the Agreed Interest Rate.

(f) At Completion, the loan provided under this clause 3.1 will be converted to Shares (as described in clause 3.1(b)(iv)) (and the loan will be deemed to be extinguished) and the Pre-Commencement Funding amount will be treated as EFR Actual Farm-In Expenditure.

3.2 Failure to meet Pre-Commencement Funding

Where EFR fails to provide any Pre-Commencement Funding in accordance with clause 3.1(b) by the relevant Due Date other than due to an Exclusion Event and does not remedy that failure within 30 days of a written request to remedy it:

(a) D&J is not obliged to complete in accordance with clause 5; and

(b) to the extent that Completion would have occurred but for EFR's failure to fund the Pre-Commencement Funding, then either D&J or EFR may terminate the agreement and without limiting D&J's other rights, the JV Company shall repay 70% of the loan of the Pre-Commencement Funding amount over a period of 3 years interest free, provided that the JV Company can elect to extend the repayment period for an additional 1 year during such time interest shall be payable on the unpaid balance at the Agreed Interest Rate.

3.3 Pre-Commencement covenants

During the period from the date of this agreement until the Completion Date (Pre-Commencement Period), D&J, DMS, AMS and the JV Company:

(a) must not dispose of or encumber (including the creation of any Encumbrance other than a Permitted Encumbrance) any of the Tenements in any circumstances, or any other Joint Venture Property other than in the ordinary course of business, provided that notwithstanding the foregoing D&J will obtain prior approval from the EFR with respect to the disposal of any Joint Venture Property:

(i) that is a Tenement;

(ii) in a single transaction having a value exceeding $1,000,000; or

(iii) is reasonably necessary to achieve the purposes of the Donald Joint Venture;

(b) must keep the Tenements in good standing in accordance with the requirements under the Mining Act (including satisfying works and expenditure obligations and paying all fees, rent, rates and other similar charges applicable under the Mining Act, Mining Regulation and any other applicable Law);

(c) if DMS or the JV Company is required to relinquish ground or surrender any other rights held under a Tenement, AMS, DMS, D&J, the JV Company and EFR must acting reasonably and in good faith first negotiate and agree the area of the Tenements to be surrendered to comply with the compulsory relinquishment provisions of the Mining Act. If the parties cannot agree on the area or location of the ground to be relinquished or surrendered within 30 days of the date one party notifies the other to commence negotiations, the matter must be treated as a Dispute, and the parties must comply with clause 23;

(d) must conduct all Exploration and Development on the Tenements in accordance with the Pre-FID Budget and Good Mining Practice;

(e) in conducting Exploration and Development and using the Donald Assets must comply with the Mining Act, the terms and conditions of the Tenements, all Authorisations and all other applicable Laws;

(f) must provide EFR with monthly reports including statements of expenditure and comparisons of such expenditures to the Pre-FID Budget and periodic summaries of data acquired including copies of all reports filed under the Mining Act on the nature and results of all operations carried out in or about the Tenements (including copies of all relevant geological, geochemical and geophysical data); and

(g) must give a monthly technical presentation to the Technical Committee on the outcome of Exploration and Development activities on the Tenements.

3.4 Pre-Commencement loan repayment upon Insolvency Event

(a) If at any time:

(i) during the Pre-Commencement Period; and

(ii) following termination of the agreement under clauses 2.5, 2.8 or 3.2(b), that the Pre-Commencement Funding loan amount remains outstanding,

an Insolvency Event occurs in respect of D&J or the JV Company, EFR may at any time after its occurrence by notice to D&J and the JV Company declare that the Pre-Commencement Funding loan amount and any interest that is payable (if applicable) (Due Amount) is immediately due and payable.

(b) The JV Company must immediately repay the Due Amount on receipt of a notice under clause 3.4(a).

4. Technical Committee

4.1 Establishment of Technical Committee

With effect from the date of this agreement, D&J and EFR will establish a technical committee (Technical Committee) consisting of four representatives, of which two representatives shall be appointed by D&J and two representatives shall be appointed by EFR. Appointments of representatives on the Technical Committee may be made or changed by the appointing party at any time by notice to the other party.

4.2 Roles and functions

(a) Subject to the authority of the Board and the other provisions of this agreement, the Technical Committee will have the role and function described in clauses 4.2(b) to 4.2(f) below.

(b) The Manager may consult with the Technical Committee on technical items in relation to:

(i) amendments to and conditions of issue of the Work Authority for MIN5532;

(ii) proposed Programmes and Budgets;

(iii) material permit or license or Environmental Approval applications or applications for material amendments thereto;

(iv) applications for REEC Permits and any material amendments thereto;

(v) proposed material changes to the Phase 1 Definitive Feasibility Study or in relation to all matters in relation to the preparation of the Phase 2 Definitive Study;

(vi) the development of and any proposed material changes to Mine Work Plans, the Phase 1 Budget or Phase 2 Budget;

(vii) material technical matters or technical changes relating to: Capital Works; Development activities; Exploration activities; Joint Venture Intellectual Property matters; Rehabilitation activities; or Shutdown Costs;

(viii) the evaluation and acquisition of equipment relating to Exploration, Development, Mining, or Concentration having a value in excess of $1,000,000; and

(ix) any significant and material new or novel matter of a technical nature.

(c) The Manager will provide to the Technical Committee the scope of the design and construction contracts for the Concentration Plants and other facilities for Phase 1 and Phase 2, including any material amendments or expansions thereto.

(d) The Manager will consult with the Technical Committee in relation to the Product concentrate specifications.

(e) The Technical Committee, D&J and EFR through their representatives on the Technical Committee shall make reasonable efforts to reach mutual agreement on all matters put before the Technical Committee by the Manager and provide feedback to the Manager in a timely manner.

(f) The Technical Committee is an advisory body only. Its representatives shall not be considered managers under the Mining Act. The Manager will make decisions in accordance with the Management Agreement and the Manager may (but is not obliged to) take into consideration any advice and input from the Technical Committee. Each member of the Technical Committee may invite a reasonable number of other persons to participate in Technical Committee meetings from time to time based on the need for subject matter experts to discuss specific technical matters.

4.3 Meetings of the Technical Committee

(a) Technical Committee meetings shall be held monthly during the first 12 months from the date of this agreement, after which time the meeting frequency will be as set and varied from time to time by Special Majority Vote of the Board, at such times and at such place as the Technical Committee shall determine.

(b) In addition to regularly scheduled meetings, the Manager or the Board or in the case of an emergency only, a representative of the Technical Committee, may call a special meeting of the Technical Committee upon 48 hours' notice. In case of emergency, reasonable notice of a special meeting shall suffice.

(c) Each notice of a meeting shall include an agenda or statement of the purpose of the meeting prepared by the Manager in the case of a regular meeting, or by the Manager or representative calling the meeting in the case of a special meeting, but any matters may be considered at the meeting. Meetings may be held in person, by means of conference telephone or web-based audio or video call.

(d) The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Technical Committee representatives within 21 days after the meeting.

4.4 Term and composition of the Technical Committee

(a) For the purpose of clarification, the Technical Committee will continue after Completion with the abovementioned responsibilities provided that:

(i) where the Percentage Share of a Joint Venturer is less than 25%, the Joint Venturer will only be entitled to appoint 1 representative to the Technical Committee; and

(ii) where the Percentage Share of a Joint Venturer is less than 10% the Joint Venturer will not be entitled to participate in the Technical Committee.

(b) Notwithstanding the above, in the period between the date of this agreement until the earlier of the Pre-FID Failure to Fund Option Date, Pre-FID Option Decline Date, No FID Decision Date, the Post-FID Failure to Fund Option Date and the Farm-in Completion Date, EFR will be entitled to appoint two representatives to the Technical Committee.

5. Completion

5.1 Completion

On the Completion Date:

(a) Subject to D&J complying with its obligations under clause 5.1(b) and the JV Company complying with its obligations under clause 5.1(c)(ii), EFR shall complete (or procure that its Affiliates complete) the EFI Share Issue (Completion) in accordance with the terms of the Share Sale Agreement;

(b) Subject to EFR complying with its obligations under clause 5.1(a) and 5.1(c)(i), D&J will (or procure that its Affiliates):

(i) the execution and delivery of the Asset Transfer Agreement and Lease Agreement, if not already signed and delivered prior to Completion, and provide a copy to EFR;

(ii) transfer the Donald Assets to the JV Company in accordance with the terms of the Asset Transfer Agreement (to the extent not already transferred);

(iii) transfer the Tenements to the JV Company in accordance with the terms of Asset Transfer Agreement (to the extent not already transferred); and

(iv) transfer to EFR the number of Shares as set out in clause 3.3(a) of the Share Sale Agreement;

(c) On or prior to the Completion Date:

(i) EFR or its Affiliate will execute and deliver to the JV Company the REEC Offtake Agreement; and

(ii) the JV Company will execute and deliver to EFR the REEC Offtake Agreement, and provide a copy to D&J of the fully executed agreement;

(d) The loan under clause 3.1(b) being the Pre-Commencement Funding amount, together with the Exclusivity Extension Fee, will be treated as EFR Actual Farm-In Expenditure; and

(e) EFR and D&J will procure that each of the Guarantors enter into the Guarantees and that those Guarantees come into force (to the extent not already provided).

5.2 Issue of Shares

From Completion, EFR will hold the Joint Venture Interest as calculated under clause 8.1 and the parties will immediately hold a Board meeting of the JV Company to approve:

(a) the issue of fully paid Shares equal to the Joint Venture Interest calculated under clause 8.1, if not already issued at that time;

(b) update the register of members of the JV Company to reflect that allocation, if not already updated at that time; and

(c) issue a share certificate in the name of EFR for those Shares, if not already issued at that time;

and provide a copy of the updated register of members and the share certificate to EFR.

5.3 Constitution

From the Completion Date, the JV Company agrees to be bound by the Constitution and the parties will pass the requisite board and shareholder resolutions to adopt the same by the JV Company.

5.4 Lease of assets and water rights

(a) All other assets that are owned by Astron or an Affiliate, director, officer or shareholder of Astron that are associated with or required for the development and operation of the Donald Project not included in the Asset Transfer Agreement and as set out in the schedule to the Lease Agreement (including land, buildings, structures, utilities and other relevant assets) (Leased Assets) shall be leased to the JV Company for the life of the Donald Project at no cost other than the pass through of operating costs that would be required to be paid directly by the JV Company if such assets were owned by the JV Company, in accordance with and subject to the terms of the Lease Agreement.

(b) For the avoidance of doubt nothing in clause 5.4(a) or this agreement, restricts, and Astron and its Affiliates will be permitted to deal with its other land or assets that are not Leased Assets as it sees fit.

(c) Astron and its Affiliates are permitted to use any excess water rights owned by the JV Company which are not required by the JV Company for Phase 1 or Phase 2 at cost, provided that they are only used in a manner that does not interfere with the JV Company's operations or planned operations.

5.5 Stamp duty and taxes

D&J will be liable for all stamp duty and taxes associated with the transfer of the Donald Assets, Environmental Approval and the Tenements into the JV Company.

5.6 Notice to complete

If Completion does not occur in accordance with this clause 5 due to a failure of D&J or EFR (Defaulting Party) to satisfy its obligations under clause 5.1 then the other party (Notifying Party) may give the Defaulting Party a notice requiring the Defaulting Party to satisfy those obligations within 10 Business Days. If the Defaulting Party fails to satisfy those obligations within those 10 Business Days the Notifying Party may, without limitation to any other rights it may have, terminate this agreement by giving written notice to the Defaulting Party.

5.7 Completion simultaneous

(a) Subject to clause 5.7(b), the actions to take place as contemplated by clause 5.1 are interdependent and must take place, as nearly as possible, simultaneously.

(b) EFR may, in its sole discretion, waive any or all of the actions that D&J or its Affiliates is required to perform under clause 5.1 and D&J may, in its sole discretion, waive any or all of the actions that EFR or its Affiliates is required to perform under clause 5.1.

6. Phase 1 FID

6.1 Pre-FID Budget funding and activities

(a) From Completion, EFR will continue to sole fund all of the Pre-FID Budget as part of the Farm-in Funding and the Manager must carry out the Pre-FID Budget activities, including preparation of the Updated Phase 1 Definitive Feasibility Study, and prepare and provide to the Board the Phase 1 FID Proposal for determination in accordance with the timeline set out in the Pre-FID Budget.

(b) If the Phase 1 FID has not occurred after expenditure of the amounts provided for under the Pre-FID Budget, further budget(s) will be prepared for Unanimous Vote by EFR and D&J acting reasonably for the period from the date that the Pre-FID Budget is expended and FID, which must at a minimum contain minimum expenditure to keep the Tenements in good standing, meet the requirements of any Authorisations, maintain the Joint Venture Property in good condition (including maintaining any plant and equipment in safe and operable condition) and ensure compliance with safety and environmental requirements (Additional Pre-FID Budget). EFR must agree to and will fund the minimum Additional Pre-FID Budget as part of the Farm-in Funding. For the purpose of clarification, the provisions of clause 12 do not apply to the Additional Pre-FID Budget.

6.2 Phase 1 FID decision

(a) Upon presentation to the Board of the Phase 1 FID Proposal, the JV Company must in accordance with clause 10, convene a meeting of the Joint Venturers and vote on the Phase 1 FID Proposal.

(b) D&J and EFR agree that they will make a decision to proceed with Phase 1 FID (Phase 1 FID Decision) unless it is not commercially reasonable to proceed for one or both parties acting reasonably taking into consideration (among other matters):

(i) the Phase 1 FID Proposal which includes an evaluation of the economics of Phase 1 of the Donald Project taking into account the conclusions and recommendations in the Updated Phase 1 Definitive Feasibility Study;

(ii) the development plan and budget for Phase 1;

(iii) external financing for Phase 1;

(iv) cash-flow forecasts for both Joint Venturers (including, without limitation, under suitable downstream offtake agreements for REEC and HMC); and

(v) the Donald Project is fully permitted for Mining, processing, transport and export of REEC and HMC.

6.3 Pre-Phase 1 FID buy-out options

(a) During the Farm-in Period prior to Phase 1 FID, if EFR fails to fund the Pre-FID Budget or Additional Pre-FID Budget other than due to an Exclusion Event and such Unpaid Monies Default Event is not remedied within 30 days (Pre-FID Failure to Fund Option Date) D&J may elect by written notice to EFR to purchase EFR's Joint Venture Interest for the sole consideration equal to the lesser of:

(i) 70% of the dollar amount of the EFR Actual Farm-In Expenditure at the Pre-FID Failure to Fund Option Date; and

(ii) the Fair Market Value of EFR's Joint Venture Interest at the Pre-FID Failure to Fund Option Date,

within a period of 90 days from the Pre-FID Failure to Fund Option Date. During the 90-day period from the Pre-FID Failure to Fund Option Date EFR will not be deemed in default of this agreement in respect of such Unpaid Monies Default Event and the provisions relating to default, including clause 17, will be suspended and not apply. An election by D&J to exercise its rights under clause 6.3(a) will be D&J's sole remedy for a failure by EFR to fund the Pre-FID Budget or Additional Pre-FID Budget and upon such election the REEC Offtake Agreement will terminate (or not come into effect) in accordance with its terms. Where D&J do not exercise its rights under clause 6.3(a) nothing in this clause 6.3(a) will limit D&J rights.

(b) Subject to clause 6.4, in the event that no FID for Phase 1 has occurred within 2 years of the Completion Date as may be extended in the circumstances described in paragraph (c) below (2 Year Option Date), and as at the 2 Year Option Date D&J has voted in favour of and EFR has voted against the Phase 1 FID Proposal then before the Board, and if the reasonable reasons for EFR withholding approval cannot be addressed or have not been able to be addressed within 12 months of the 2 Year Option Date (Negotiation Period), D&J may as its sole remedy elect by written notice to EFR to purchase EFR's Joint Venture Interest for the sole consideration equal to the Fair Market Value of EFR's Joint Venture Interest within a period of 90 days from the end of the Negotiation Period and upon such election the REEC Offtake Agreement will terminate (or not come into effect) in accordance with its terms.

(c) If a FID for Phase 1 has not occurred within 2 years of the Completion Date because of any matter set out in paragraphs (a) and (b) of the definition of Exclusion Event including if the Donald Project is not fully permitted for mining, processing, transport and export of REEC and HMC, then the 2 Year Option Date shall be extended until such date (not to exceed three years from the Completion Date unless all Joint Venturers agree otherwise) as such Work Authority and all such required approvals and permits are issued.

(d) Subject to clause 6.4, if (i) D&J does not elect within the 90 days from the Pre-FID Failure to Fund Option Date or where clause 6.3(b) applies from the end of the Negotiation Period (as may be extended in the circumstances described above) to purchase EFR's Joint Venture Interest (in each case the date of the non-election or the end of the 90 day period, whichever is the earlier, being the Pre-FID Option Decline Date) or (ii) where clause 6.3(a) and clause 6.3(b) do not apply, if there has been no Phase 1 FID Decision by the date that is 12 months after the 2 Year Option Date as may be extended by paragraph (c) above (No FID Decision Date) then from the Pre-FID Option Decline Date or No FID Decision Date (as applicable) (without prejudice to D&J's rights in respect of a failure to fund with respect to clause 6.3(a)):

(i) the Farm-In Period will end;

(ii) EFR will hold the Joint Venture Interest as calculated under clause 8.1 and the parties will immediately hold a Board meeting of the JV Company to approve:

(A) the issue of fully paid Shares equal to the Joint Venture Interest calculated under clause 8.1, if not already issued at that time;

(B) update the register of members of the JV Company to reflect that allocation, if not already updated at that time;

(C) issue a share certificate in the name of EFR for those Shares, if not already issued at that time; and

(iii) as from the Pre-FID Option Decline Date or No FID Decision Date, as the case may be, all funding for the JV Company will be pro rata in D&J and EFR's Percentage Share (subject to clause 7.8).

(e) If D&J does elect within the 90 days from the Pre-FID Failure to Fund Option Date or from the end of the Negotiation Period (as applicable) to purchase EFR's Joint Venture Interest then the parties will proceed with the sale and transfer of EFR's Joint Venture Interest in accordance with clauses 18.3 to 18.5 (the Buy-Out Completion Date being the later of 30 Business Days from the date that D&J elects to exercise the option to purchase EFR's Joint Venture Interest and the determination by the Expert of the Fair Market Value).

6.4 EFR's right to proceed with Phase 1 FID

(a) If a Phase 1 FID Proposal (which for clarification is fully funded and includes funding of the full Farm-In Funding amount (as further described below)) has been presented in accordance with clause 6.2 and EFR has voted in favour of the Phase 1 FID Proposal and D&J has voted against the Phase 1 FID Proposal, and the reasonable reasons for D&J withholding approval cannot be addressed or have not been able to be addressed within 12 months of the vote on such Phase 1 FID Proposal, or if no Phase 1 FID Proposal has been presented within 2 years of the Completion Date, EFR shall have the right (but not the obligation) at any time up to the 2 Year Option Date (as may be extended in clause 6.3(c) above), provided D&J has not elected to purchase EFR's Joint Venture Interest in accordance with clause 6.3(a) or EFR has not ceased the Farm-in Funding, to require the Manager to make a Phase 1 FID Proposal on reasonable terms proposed by EFR and the Phase 1 FID decision will be deemed approved on behalf of both Joint Venturers provided that in relation to such EFR proposed Phase 1 FID Proposal:

(i) EFR or the Manager has presented to the JV Company a reasonable development plan and budget for Phase 1 FID taking into account the conclusions and recommendations in the Updated Phase 1 Definitive Feasibility Study (and any necessary update of that study);

(ii) any external financing (which may not include equity or royalty financing by the JV Company unless otherwise unanimously agreed between EFR and D&J) raised or to be raised in connection with the Phase 1 development in order to fully fund the Phase 1 proposal shall not require any equity contribution by D&J and shall be non-recourse to D&J and its Affiliates and on reasonable terms and rates (and will not transfer economic ownership outside of the Joint Venture);

(iii) EFR agrees to fund the Farm-In Funding amount (less amounts already funded) and such Farm-In Funding amount will be expended in advance of external financing;

(iv) a Work Authority (and updated ESS) has been issued for Phase 1 in accordance with the applications submitted by DMS in October 2023 (as updated with the consent of EFR), which includes REEC, and the Donald Project is fully permitted for mining, processing, transport and export of REEC and HMC;

(v) implementation of the Phase 1 FID Proposal will not cause a material breach of any law or contract;

(vi) the Offtake Agreements have been agreed and entered into, or if the HMC Offtake Agreement has not been entered into, EFR has identified one or more third parties that have agreed to enter into one or more HMC Offtake Agreements for the purchase of 100% of the Phase 1 and Phase 2 HMC production from the Donald Project at a price per tonne of HMC based on an industry standard pricing formula and otherwise on reasonable commercial terms and conditions and consistent with Schedule 4; and

(vii) all other conditions reasonably and usually required for a final investment decision have been achieved.

(b) In the event that the Phase 1 FID decision is deemed to be approved by the Joint Venturers in accordance with clause 6.4(a), then:

(i) for all purposes of this agreement, the Joint Venturers shall be deemed to have made the FID decision for Phase 1 by Unanimous Vote of the Joint Venturers, acting reasonably, as contemplated by clause 6.2(b);

(ii) the budget referred to in clause 6.4(a)(i) shall be the Phase 1 Budget;

(iii) all other terms and provisions of this agreement shall continue in effect, unamended.

6.5 Phase 1 FID Completion

(a) On the FID Completion Date:

(b) EFR shall complete (or procure that its Affiliates complete) the EFI Share Issue (FID) in accordance with the terms of clause 5.2 of the Share Sale Agreement; and

(c) the JV Company shall issue to EFR the relevant number of fully paid Shares as set out in clause 8.1, if not already issued at that time.

7. Joint Venture objectives and relationships

7.1 Objects and scope of the Joint Venture

Subject to Completion, D&J and EFR wish to establish and undertake a joint venture through the JV Company with the objectives of undertaking the Joint Venture Activities within the Mining Area in particular, to:

(a) implement the Pre-FID Budget;

(b) evaluate and make an FID for Phase 1;

(c) design, and assuming a positive Phase 1 FID, construct, develop and operate the Phase 1 mine and associated works and services in accordance with the approved Phase 1 FID Proposal, as amended or supplemented from time to time;

(d) assuming a positive Phase 1 FID, mine and, as appropriate, crush, screen, beneficiate, concentrate, convey, handle, store and stockpile Mineral Resource, overburden, non-HMC sands and waste extracted from the Phase 1 Mine, and produce Products;

(e) carry out further evaluation and prepare the Phase 2 Definitive Feasibility Study and make an FID for Phase 2;

(f) design, and assuming a positive Phase 2 FID, construct, develop and operate the Phase 2 mine and associated works and services in accordance with the adopted Phase 2 Definitive Feasibility Study and Phase 2 FID as amended or supplemented from time to time;

(g) assuming a positive Phase 2 FID, mine and, as appropriate, crush, screen, beneficiate, concentrate, convey, handle, store and stockpile Mineral Resource, overburden, non-HMC sand and waste extracted from the Phase 2 mine, and produce Products;

(h) decommission any Joint Venture Property no longer required for Mining and Concentration and Rehabilitate any areas within the Mining Area where the Joint Venture has ceased Mining;

(i) maintain the Tenements and further explore and evaluate the Mining Area for reserves of Mineral Resources;

(j) if Exploration indicates the probable existence of a further commercially minable mineral resource in any part of the Mining Area, including RL2002, carry out additional feasibility studies, to test the feasibility of further Development;

(k) do all things incidental to any of the objects as resolved by the Board; and

(l) undertake such other activities as the Joint Venturers agree from time to time,

all upon the terms and conditions set out in this agreement.

7.2 Phase 1 implementation

If the Phase 1 FID is approved by the Joint Venturers in accordance with clause 6.2, the Board will implement the Phase 1 Budget with a goal of commencing commercial production of Phase 1 as soon as technically and economically practicable. The actual annual expenditures and the timing of expenditure for Phase 1 will be as set out in the Phase 1 Budget as prepared by the Manager and approved by the Joint Venturers at the time of making the Phase 1 FID. The Manager will prepare the Phase 1 Budget using the figures set out in the Phase 1 Definitive Feasibility Study updated to reflect changes in scope and costs since the Phase 1 Definitive Feasibility Study was prepared.

7.3 Phase 2

(a) The Board will determine the funding to carry out the Phase 2 Definitive Feasibility Study and the Board will instruct the Manager to use best endeavours to complete the Phase 2 Definitive Feasibility Study within 24 months after the date of the Steady State First Production for Phase 1. The budget for the Phase 2 Definitive Feasibility Study will be prepared on a stand alone basis and will be funded by the Joint Venturers pro-rata in accordance with their respective Joint Venture Interests in accordance with clause 13.5.

(b) The Manager must use best endeavours to prepare the Phase 2 FID proposal in accordance with the timeline set out in the Phase 2 DFS Budget.

(c) Upon presentation to the Board of the Phase 2 FID proposal, the JV Company must in accordance with clause 6.2(a), convene a meeting of the Joint Venturers and vote on the Phase 2 FID proposal.

(d) D&J and EFR agree that they will make a decision to proceed with a Phase 2 FID unless it is not commercially reasonable to proceed for one or both parties, acting reasonably. If either of D&J and EFR does not agree to proceed acting reasonably then either party can suggest amendments to the Phase 2 FID proposal to modify the proposal to make it commercially reasonable for both parties.

7.4 CHMP

(a) On and from the Completion Date, DMS authorises the JV Company to undertake the Joint Venture Activities (as the context requires) in accordance with the CHMP.

(b) On and from the Completion Date, the JV Company agrees to comply with and implement the CHMP, including but not limited to, any requirements to salvage, preserve or protect certain areas, sites, artefacts or Aboriginal Cultural Heritage, as if it was listed as the sponsor of the CHMP instead of DMS.

(c) The JV Company indemnifies and must keep indemnified DMS from and against all Loss that may be incurred or sustained by DMS arising from or in connection with:

(i) a breach of, or non-compliance with, or an offence under, the Aboriginal Heritage Act 2006 (Vic) which relates to or is connected with the CHMP; or

(ii) a breach of, or a non-compliance with, the CHMP or any other plan, report, recommendation or document approved under the CHMP,

to the extent that the breach, non-compliance, or offence is caused or contributed to by acts or omissions of the JV Company or its Personnel.

(d) DMS must not do anything which would have the effect or varying or terminating the CHMP. DMS must provide the JV Company with all information and correspondence which is held by it and which is necessary for the JV Company to comply with the CHMP (including promptly providing any notices received in respect of the CHMP) and organise such liaison with the relevant indigenous representatives as needed to allow the JV Company to satisfy the provisions of the CHMP.

7.5 RL2002

(a) The Joint Venturers may carry out technical investigations into the conduct of further mining and processing operations in the area of RL2002 outside of the Phase 2 Mining Area as a Joint Venture Activity.

(b) If D&J wishes to solely pursue any further development on RL2002 in the area outside of the Phase 2 Mining Area (which may include any activities up to and including construction and operation of a mine and mineral processing facilities), then D&J shall provide EFR with a Sole Risk Proposal in accordance with clause 16 save as amended by this clause.

(c) The Sole Risk Proposal under this clause must:

(i) be a proposal prepared in accordance with Good Mining Practice; and

(ii) include all information reasonably necessary for a potential joint venture partner to make an informed decision about participation in such development.

(d) DMS will provide EFR in a timely manner upon reasonable advance notice with such information that EFR reasonably requires in order to evaluate the Sole Risk Proposal in accordance with clause 7.5(c)(ii).

(e) Within 30 days of receipt of the Sole Risk Proposal EFR will have the right to accept, reject or produce a counter proposal in relation to a smaller or different area to be the subject of the Sole Risk Proposal. Such 30 days shall be extended by a reasonable period until D&J has provided all information reasonably required under clause 7.5(c)(ii) and 7.5(d).

(f) If EFR provides a counter proposal then the parties will negotiate in good faith a basis on which they can jointly develop the counter proposal area under the JV Company. If D&J and EFR cannot reach agreement within 60 days of the date of the counter proposal then D&J shall have the right to continue with the Sole Risk Proposal in accordance with clause 16. For clarity, the failure to agree the scale and scope set out in a counter proposal, if acting reasonably, are acceptable grounds for D&J to not reach agreement on the counter proposal.

7.6 RL2003

(a) EFR and/or its Affiliates shall have a right of first refusal to participate in the development of any REEC production from the Jackson Deposit (RL2003) (Jackson Deposit).

(b) If D&J or its Affiliates receives an offer from a Third Party to jointly develop the Jackson Deposit that it wishes to accept, then, prior to any such acceptance of the offer from the Third Party, it must provide written notice to EFR of all of the terms of the proposal (excluding the identity of the Third Party) (ROFR Notice).

(c) The ROFR Notice shall state that D&J or its Affiliates (as applicable) has received an offer from a Third Party to develop the Jackson Deposit, include the financial terms of such development, and also state that such party is a bona fide party who D&J or its Affiliates is acting with on an arm's length basis.

(d) Without limiting the other provisions of this clause 7.6, D&J or its Affiliates may at any time present a proposal to EFR regarding participation in a development in the Jackson Deposit which must:

(i) be prepared in accordance with Good Mining Practice; and

(ii) include all information reasonably necessary for a potential joint venture partner to make an informed decision about participation in such development,

(Jackson Deposit Development Proposal).

(e) EFR will have the right, but not the obligation, exercisable by written notice within 30 Business Days from receipt of the ROFR Notice or Jackson Deposit Development Proposal (as applicable), to determine whether or not to accept the proposal. During the 30 Business Day period D&J must use reasonable endeavours to provide EFR with all reasonable information that it may reasonably request in order to evaluate the proposal.

(f) If EFR advises that it does not wish to pursue the Jackson Deposit Development Proposal or enter into a development on the same terms of the ROFR Notice (as applicable) (or if EFR does not send a notice in which it accepts the proposal set out in the Jackson Deposit Development Proposal or terms of the ROFR Notice), in each case within the 30 Business Day period, EFR shall be deemed to have rejected such offer and D&J and its Affiliates shall have the right to conclude the proposal within the next 6 months (i) with the Third Party on substantially similar or no less favourable terms as set out in the ROFR Notice; or (ii) with any Third Party on substantially similar or no less favourable terms as set out in the Jackson Deposit Development Proposal.

(g) If D&J or its Affiliates do not enter into the definitive agreements with the Third Party on substantially similar or no less favourable terms within 6 months from the date that EFR declines the offer under clause 7.6(f), the provisions of this clause 7.6 shall again be followed with respect to the relevant proposal and a new ROFR Notice or Jackson Deposit Development Proposal (as applicable) will be issued to EFR.

(h) If, within the allotted 30 Business Days EFR delivers a written notice that it accepts the proposal as set out in the ROFR Notice or Jackson Deposit Development Proposal (as applicable), then D&J or its Affiliates and EFR shall negotiate in good faith to enter into definitive agreements regarding such proposal within 90 days from the date EFR accepts the proposal.

(i) For the avoidance of doubt, nothing in this clause 7.6 restricts D&J or its Affiliates in any way from solely pursuing a development on RL2003 in its own right.

(j) During the term of this agreement D&J must procure that:

(i) RL2003 is maintained in good standing in accordance with the requirements of the Mining Act; and

(ii) EFR is given prior written notice of D&J or its Affiliates intention to voluntarily relinquish ground or surrender any other rights held under RL2003 (other than as required by Law or under the Mining Act) (Relinquished Tenement), and to the extent that the Relinquished Tenement is capable of being conveyed, EFR may elect within 20 Business Days to acquire the Relinquished Tenement on an 'as is' basis with no liability to D&J or its Affiliates, for $1, with all related stamp duty, taxes and costs for the transfer to be borne by EFR.

7.7 Joint Venture funding

(a) D&J and EFR agree that capital and working capital expenditure of the JV Company for Phase 1 and Phase 2, following the completion of the Farm-in Funding, will be funded by a combination of equity contributed by the Joint Venturers in accordance with clause 13.5 and debt financing from third-party sources.

(b) The Board in accordance with Schedule 2 may from time to time determine whether the JV Company requires further capital, and in what form, manner or timing any such capital is to be provided (including by shareholder loans if agreed unanimously by the Joint Venturers).

7.8 Agreed Post MOU Expenditure

(a) From Completion, the Agreed Post MOU Expenditure amount contributed by D&J or its Affiliates prior to the date of this agreement will be treated as an interest free loan from D&J to the JV Company.

(b) From the earlier of the Pre-FID Option Decline Date, No FID Decision Date, Post-FID Failure to Fund Option Date or the Farm-In Completion Date, the loan of the Agreed Post MOU Expenditure amount will be repaid by such amount being credited against the Called Sum(s) payable by D&J.

7.9 Mineral separation plant

The Joint Venture Activities do not include the permitting, development, construction or operation of a mineral separation plant for the separation of rutile, ilmenite and zircon from the HMC produced by the JV Company or the separation of any other HMC other than REEC, which is intended to be separated from the HMC via a flotation circuit, unless the Joint Venturers approve it by Special Majority Vote or if D&J undertakes in accordance with clause 7.5, provided that, notwithstanding any other provision to the contrary in this agreement, D&J shall not undertake the permitting, development, construction or operation of a mineral separation plant for the separation of rutile, ilmenite and zircon from the HMC produced by the JV Company or otherwise on any location within RL2002, whether undertaken in accordance with clause 7.5 or otherwise, that would adversely interfere with or impact the actual or future production by the JV Company of HMC or REEC from RL2002 in accordance with the Mine Plans, unless the Joint Venturers approve it by Special Majority Vote.

7.10 Further Development and Mining

Subject to and without limiting clauses 7.5 and 7.6, at any time after the FID is made for Phase 1 and Phase 2, a Joint Venturer may propose to the Board that a further FID be made and that further Development, Mining and Concentration be undertaken, which proposal must include preparation of a further Definitive Feasibility Study which must:

(a) specify the parts of the Mining Area required for new Development, Mining and Concentration and specify the location and delineation of the Mineral Resource;

(b) describe in reasonable detail the nature and extent of the proposed Development, Mining and Concentration together with estimates of the capital and likely operating expenditure required for the establishment and conduct of the proposed Development, Mining, Concentration and Rehabilitation; and

(c) estimate the probable period from commencement of planning to commencement of commercial production.

7.11 Rights, obligations and liabilities of Joint Venturers

Nothing in this agreement, or any action taken pursuant to this agreement, is to be construed or interpreted as:

(a) constituting a partnership or other fiduciary relationship between the parties or making any Joint Venturer the agent or representative of any other Joint Venturer; or

(b) the Joint Venturers acting in concert with each other or the Manager.

7.12 Joint Venturer covenants

Each Joint Venturer covenants and agrees separately with each other Joint Venturer:

(a) not to engage either alone or in association with another or others or through an Affiliate in any activity over the Mining Area except as provided or authorised by or under this agreement; and

(b) subject to the confidentiality provisions of this agreement and clause 7.16, each Joint Venturer is entitled to use and apply Mining Information outside the Mining Area, provided that such activities are carried out in a manner which does not prejudice, impair or impede Joint Venture Activities.

7.13 Business conduct

Each of the Joint Venturers acknowledges and agrees for itself, its Affiliates and for each of its officers, directors, employees and agents, that it:

(a) is subject to the anti-bribery and anti-corruption provisions of the Law of the Nominated State and, where applicable to them, other legal jurisdictions (collectively the Anticorruption Laws);

(b) must conduct its activities relating to this agreement in accordance with its obligations under the Anticorruption Laws; and

(c) must not make, offer, or authorise with respect to the matters the subject of this agreement, any payment, gift, promise or other advantage to any private party or public official, whether directly or through any other person or entity, which is in breach of the Anticorruption Laws.

7.14 Stoppage of production

(a) The decision to stop production must be made by a Unanimous Vote of the Joint Venturers.

(b) Upon the determination being made under clause 7.14(a), the Manager and Board shall cause the JV Company to stop production as soon as reasonably practicable thereafter. Any mined or partially concentrated material will be concentrated to finished Product to the extent incremental revenues from sales of the resulting Product would equal or exceed the incremental costs of further concentration of the material into Product and handling of the Product, with all other material stockpiled as appropriate.

(c) Any stoppage of production will continue for such time as the Joint Venturers by Unanimous Vote determines.

(d) During any period of stopped production, the Joint Venturers will continue to fund the JV Company to keep the Tenements in good standing, meet the requirements of any Authorisations, ensure that the Joint Venture Property is maintained in good condition (including to ensure that the Mining Plant and any plant and equipment owned or held by the JV Company is maintained in safe and operable condition) and ensure that appropriate safety and environmental requirements are maintained, which shall be treated as Called Sums and shall be paid by the Joint Venturers to the JV Company in accordance with clause 13.5.

(e) Notwithstanding the foregoing paragraphs of this clause 7.14, under all circumstances, the JV Company will comply with all Laws, Authorisations and follow Good Mining Practice in connection with any stoppage of production, standby period, and resumption of production.

7.15 Joint Venture Intellectual Property

(a) The JV Company must ensure at all times it has an enforceable right to use all Intellectual Property that is necessary for the conduct of the Joint Venture Activities.

(b) The JV Company grants to each Joint Venturer and its Affiliates (for so long as the Joint Venturer remains a shareholder in the JV Company) a non-exclusive, world-wide, royalty-free, revocable, transferable (only in accordance with a disposal of Shares under clause 15) licence to use all Joint Venture Intellectual Property, including any modifications and enhancements in respect of such Joint Venture Intellectual Property for any purposes, subject to the obligations of confidentiality contained in this agreement.

7.16 Astron Background Intellectual Property

(a) During the term of this agreement, the Astron Background Intellectual Property remains vested with Astron and its Affiliates and any improvements to the Astron Background Intellectual Property resulting from the Joint Venture Activities will be owned by, and to the extent necessary is assigned to, Astron.

(b) D&J grants to the JV Company an irrevocable, non-exclusive, non-transferable, royalty-free, sub-licensable right and license to use the Astron Background Intellectual Property (including any improvements thereto) for the furtherance and benefit of the Donald Project and the Joint Venture Activities for the life of the Donald Project.

7.17 Rehabilitation of Joint Venture Property and Mining Activities

The parties acknowledge and agree that, as between the parties, the JV Company is solely responsible for undertaking Rehabilitation as required by the Mining Act in respect of the Joint Venture Property and the Joint Venture Activities. For the avoidance of doubt, the JV Company:

(a) must undertake Rehabilitation in accordance with the Mining Act (including the rehabilitation plan required under sections 78(1) and 78 of the Mining Act), all Authorisations (including their conditions) and Good Mining Practice; and

(b) is solely responsible for entering into, lodging, maintaining, renewing and supplementing any rehabilitation bond required in respect any Exploration, Development, Mining, Concentration or Rehabilitation undertaken in respect of or connected with the Joint Venture Activities.

7.18 Mine Closure

(a) If the Board in accordance with Schedule 2 decides that the JV Company will undertake Mine Closure, then the Board must formulate (or direct the Manager to formulate) and present to the Joint Venturers for their approval prior to undertaking any Mine Closure, a Proposed Programme and Budget designed to satisfy the obligations of the JV Company and Joint Venturers (as applicable) in respect of the Mine Closure.

(b) Unless the Board otherwise determines, any Approved Programme and Budget for Mine Closure must be carried out by the Manager.

7.19 HMC offtake

(a) D&J or its Affiliates may enter into an offtake agreement with the JV Company (HMC Offtake Agreement), approved by the Board of the JV Company, substantially on the terms and conditions set out in Schedule 4, under which D&J or its Affiliates may purchase and JV Company may sell up to 100% of the Phase 1 and Phase 2 HMC production from the Donald Project (Phase 1 and 2 HMC Product) at a price per tonne of HMC based on an industry standard pricing formula to be agreed to by EFR and D&J.

(b) D&J and its Affiliates will have a right of first refusal in respect of any HMC Offtake Agreements with third parties and the JV Company, approved by the Board of the JV Company, in respect of 100% of the Phase 1 and 2 HMC Product.

(c) If the JV Company receives a binding offer from a Third Party to purchase any Phase 1 and 2 HMC Product, and the Board of the JV Company has resolved to approve such offer, then the JV Company must provide written notice to D&J of all of the terms of the proposal (HMC Offtake ROFR Notice).

(d) The HMC Offtake ROFR Notice shall state that the JV Company has received an offer from a Third Party to enter into an HMC Offtake Agreement, include the financial terms of such offtake and also state that such party is a bona fide party who the JV Company is acting with on an arm's length basis, and that the Board of the JV Company has approved entering into such HMC Offtake Agreement, subject to the right of first refusal set out in this clause 7.19.

(e) D&J and its Affiliates will have the right, but not the obligation, exercisable by written notice within 30 Business Days from receipt of the HMC Offtake ROFR Notice, to determine whether or not to accept the proposal. During the 30 Business Day period the JV Company must use reasonable endeavours to provide D&J with all reasonable information that it or its Affiliates may reasonably request in order to evaluate the proposal.

(f) If D&J advises that it does not (via itself directly or a Affiliates) wish to enter into an HMC Offtake Agreement on the same terms of the HMC Offtake ROFR Notice (or if D&J does not send a notice in which it accepts the terms of the HMC Offtake ROFR Notice), within the 30 Business Day period, D&J shall be deemed to have rejected such offer and (subject to the other terms of this agreement (including voting rights)) the JV Company shall have the right to conclude the proposal within the next 6 months with the Third Party on substantially similar or no less favourable terms as set out in the HMC Offtake ROFR Notice.

(g) If the JV Company does not enter into a definitive HMC Offtake Agreement with the Third Party on substantially similar or no less favourable terms within 6 months from the date that D&J declines the offer under clause 7.19(g), the provisions of this clause 7.19 shall again be followed with respect to the relevant proposal and a new HMC Offtake ROFR Notice will be issued to D&J.

(h) If, within the allotted 30 Business Days D&J delivers written notice that it accepts the proposal as set out in the HMC Offtake ROFR Notice, then D&J and the JV Company shall negotiate in good faith to enter into definitive HMC Offtake Agreement (to be entered by D&J or its Affiliates) regarding such proposal within 90 days from the date D&J (by itself or its nominee) accepts the proposal.

(i) Any HMC Offtake Agreement(s) with Third Parties shall be a binding fixed quantity sale commitments of JV Company to the Third Party purchaser and a binding take or pay obligation of the Third Party purchaser.

(j) The JV Company must not enter into any agreement for the sale of HMC other than after first complying with this clause 7.19.

8. Farm-in Period

8.1 Joint Venture Interests

(a) During the Farm-in Period, EFR will have been deemed to have earned a Joint Venture Interest on a continuous basis at any particular time as follows:

IE =	EA	* 49%
EA + EU

Where:

IE = EFR's Percentage Share

EA = EFR Actual Expenditure plus the value of any EFI Common Shares that have been issued to Astron under clauses 5.1 and 6.5

Eu = EFR un-spent farm-in commitment determined as $183,000,000 plus the AUS$ value of US$17,500,000 of EFI Common Shares which is deemed to be $25,000,000 for all purposes of this agreement ($208m less EA)

(b) The following are worked examples of estimated shareholdings at certain specified points in time:

(c) From completion under the Asset Transfer Agreement, D&J will hold the following shareholding in the JV Company. From the date of this agreement until the Completion Date, EFR will have a senior loan in respect of the Pre-Commencement Funding but no shareholding in the JV Company.

Joint Venturer	Expected Farm-in Funding Expended	Number of JV Company Shares held	Joint Venture Interest Percentage Share
D&J	$0	52,000	100%
EFR	$0	0	N/A

(d) The estimated shareholding in the JV Company at the Completion Date (assuming EFR Actual Farm-In Expenditure of $8 million is provided by EFR) is:

Joint Venturer	Expected Farm-in Funding Expended	Number of JV Company Shares held	Joint Venture Interest Percentage Share
D&J	$0	52,000 less 200 (in exchange for EFI Shares (Completion)) = 51,800	96.58%
EFR	$1,515,381 (US$1 million) Exclusivity Extension Fee; plus $8 million [1] Pre-Commencement Funding loan converted to EFR Actual Farm-In Expenditure; plus US$3.5 million (deemed to be valued at $5 million for all purposes of this agreement) EFI Shares (Completion) = $14,515,381	1,834	3.42%

1 This figure is used for illustrative purposes only.

(e) The estimated shareholding at the FID Completion Date is:

Joint Venturer	Expected Farm-in Funding Expended	Number of JV Company Shares held	Joint Venture Interest Percentage Share
D&J	$0	52,000 less 1,000 (in exchange for EFI Shares (Completion) and EFI Shares (FID))	89.51%
EFR	$1,515,381 (US$1 million) Exclusivity Extension Fee; plus $18 million EFR Actual Farm-In Expenditure (including $8 million [1] Pre-Commencement Funding loan converted to EFR Actual Farm-In Expenditure); plus US$3.5 million ($5 million) EFI Shares (Completion); plus US$14 million (deemed to be valued at $20 million for all purposes of this agreement) EFI Shares (FID) = $44,515,381	5,974	10.49%

1 This figure is used for illustrative purposes only.

(f) Following the Farm-in Completion Date the shareholding of the JV Company will be:

Joint Venturer	Expected Farm-in Funding Expended	Number of JV Company Shares Held	Joint Venture Interest Percentage Share
D&J	$0	51,000	51%
EFR	$1,515,381 (US$1 million) Exclusivity Extension Fee; plus $183 million EFR Actual Farm-In Expenditure (including $1,515,381 (US$1 million) Exclusivity Extension Fee and 8 million [1] (Pre-Commencement Funding loan converted to EFR Actual Farm-In Expenditure)); plus US$3.5 million ($5 million) EFI Shares (Completion); plus US$14 million ($20 million) EFI Shares (FID) = $208 million	49,000	49%

1 This figure is used for illustrative purposes only.

8.2 Farm-in obligation

(a) EFR has the right to earn a 49% Joint Venture Interest in the JV Company by providing to the JV Company the Farm-in Funding and the EFI Share Issue (Completion) and EFI Share Issue (FID) in accordance with the terms of this agreement.

(b) As from Completion and up to the Phase 1 FID, EFR must provide the Farm-in Funding to the JV Company in accordance with the Pre-FID Budget and any Additional Pre-FID Budget (as applicable) as otherwise set out in and subject to this agreement.

(c) As from the date of the Phase 1 FID, EFR must provide the Farm-in Funding to the JV Company in accordance with the Phase 1 Budget as otherwise set out in and subject to this agreement.

(d) During the Farm-in Period, the Manager will provide EFR with a notice for Called Sums in accordance with the Pre-FID Budget, Additional Pre-FID Budget or Phase 1 Budget, as the case may be in accordance with clause 13.5 as otherwise set out in and subject to this agreement.

(e) As otherwise set out in and subject to this agreement (including clause 7.8), the Farm-in Funding by EFR must be the first $183 million funding for the JV Company following the Completion Date and, D&J will not be required to make any equity or other financial contributions to the JV Company until such time as EFR has completed the Farm-in Funding.

8.3 Farm-in Completion

Within 2 Business Days after the Farm-in Completion Date, the parties will hold a Board meeting of the JV Company to approve:

(a) the issue of that number of fully paid Shares constituting the final Called Sum that results in EFR holding 49% of the issued Shares of the JV Company;

(b) update the register of members of the JV Company to reflect that allocation; and

(c) issue a share certificate in the name of EFR for those Shares.

8.4 Funding less than the Farm-in Funding post Phase 1 FID

(a) Subject to clause 8.4(e), during the Farm-in Period following the Phase 1 FID occurring, if EFR commits an Unpaid Monies Default Event, and if the default is not remedied within 30 days other than due to an Exclusion Event (Post FID Failure to Fund Option Date), D&J may elect by written notice to EFR to purchase EFR's Joint Venture Interest for the sole consideration (with any duty to be borne by EFR) of:

(i) 70% of the dollar amount of the EFR Actual Farm-in Expenditure actually funded by EFR (including the Exclusivity Extension Fee) up to that time for periods prior to the Phase 1 FID; and

(ii) 80% of the dollar amount of EFR Actual Farm-in Expenditure actually funded by EFR for periods after the Phase 1 FID;

within a period of 90 days from the Post-FID Failure to Fund Option Date. During the 90 day period from the Post-FID Failure to Fund Option Date EFR will not be deemed in default of this agreement in respect of such Unpaid Monies Default Event and the provisions relating to default, including clause 13, will be suspended and not apply. An election by D&J to exercise its rights under clause 8.4(a) will be D&J's sole remedy for EFR's failure to fully fund the Farm-In Funding amount. Where D&J does not exercise its rights under 8.4(a) nothing in this clause 8.4(a) will limit D&J's rights.

(b) Without limiting clause 8.4(a), from the Post FID Failure to Fund Option Date, the REEC Offtake Agreement will be terminated in accordance with its terms (subject to completion of current shipment orders (if relevant)), without any liability to D&J, the JV Company or EFR with respect to the termination of the REEC Offtake Agreement.

(c) If D&J does not elect within the 90 days from the Post-FID Failure to Fund Option Date to purchase EFR's Joint Venture Interest (the date of the non-election or the end of the 90 day period, whichever is the earlier, being the Post-FID Failure to Fund Option Decline Date), then from the Post-FID Failure to Fund Option Decline Date:

(i) the Farm-In Period will end;

(ii) EFR will hold the Joint Venture Interest as calculated under clause 8.1 and the parties will immediately hold a Board meeting of the JV Company to approve:

(A) the issue of fully paid Shares equal to the Joint Venture Interest calculated under clause 8.1, if not already issued at that time;

(B) update the register of members of the JV Company to reflect that allocation, if not already updated at that time; and

(C) issue a share certificate in the name of EFR for those Shares, if not already issued at that time; and

(iii) as from the Post-FID Failure to Fund Option Decline Date, all funding for the JV Company will be pro rata in D&J and EFR's Percentage Share (subject to clause 7.8).

(d) If D&J does elect within the 90 days from the Post-FID Failure to Fund Option Date to purchase EFR's Joint Venture Interest then the parties will proceed with the sale and transfer of EFR's Joint Venture Interest in accordance with clauses 18.3 to 18.5 (the Buy-Out Completion Date being the later of 30 Business Days from the date that D&J elects to exercise the option to purchase EFR's Joint Venture Interest and the determination by the Expert of the Fair Market Value).

(e) If during the Farm-in Period, EFR determines not to continue with the Farm-in Funding due to an Exclusion Event, then EFR will not be deemed in default for the purposes of this agreement and:

(i) In the case of an event within paragraph (a) or (b) of the definition of Exclusion Event then EFR may elect to cease the Farm-In Funding on 30 days' notice without any further liability and the provisions of clause 8.1(a) shall apply and EFR will be issued its Shares in the JV Company earned as at that date, and all funding for the JV Company going forward will be pro rata in D&J and EFR's Percentage Share.

(ii) In the case of an event within paragraph (c) of the definition of Exclusion Event, then the provisions of clause 17.1 will apply to that breach by AMS, DMS and/or D&J, and EFR's obligations to provide the Farm-in Funding will be suspended until AMS, DMS and/or D&J, as the case may be, has remedied such breach, provided that if there is a breach of Fundamental Warranties set out in Schedule 3 then EFR may elect to cease funding the Farm-in Funding on 30 days' notice without any further liability and the provisions of clause 8.1(a) shall apply and EFR will be issued its Shares in the JV Company earned as at that date and all funding for the JV Company going forward will be pro rata in D&J and EFR's Percentage Share;

(iii) in the case of an event within paragraph (d) of the definition of Exclusion Event then EFR may cease funding until the suspension of the funding arrangement ends in accordance with the facility agreement, provided that if the facility is terminated then EFR may elect to cease funding the Farm-in Funding on 7 days' notice without any further liability and the provisions of clause 8.1(a) shall apply and EFR will be issued its Shares in the JV Company earned as at that date and all funding for the JV Company going forward will be pro rata in D&J and EFR's Percentage Share.

8.5 Decision making during Farm-in Period

Notwithstanding any other provision of this agreement, in the period between the date of this agreement until the earlier of:

(a) the Pre-FID Failure to Fund Option Date,

(b) the Pre-FID Option Decline Date;

(c) No FID Decision Date;

(d) the Post-FID Failure to Fund Option Date; or

(e) the Farm-in Completion Date,

none of the matters set out in Schedule 2 may be undertaken by the JV Company or Manager without the prior written consent of EFR or its appointed Directors (as applicable) and none of the matters set out in Schedule 2 may be undertaken without the prior written consent of EFR or its appointed Directors, as the case may be, and the definitions of Special Majority Vote and Unanimous Vote will be deemed amended accordingly.

9. Board

9.1 Establishment of Board

(a) The Board shall consist of not less than two Directors.

(b) Subject to clauses 9.1(c) and 9.1(h):

(i) a Joint Venturer that holds at least 25% of the issued Shares may from time to time appoint two Directors to the Board each of whom must be a Fit and Proper Person to hold such office; and

(ii) between the date of this agreement until the earlier of the Pre-FID Failure to Fund Option Date, the Pre-FID Option Decline Date, the No FID Decision Date, the Post-FID Failure to Fund Option Date and the Farm-in Completion Date (Relevant Period), EFR will have the right to appoint two Directors even if it has not yet earned a 25% interest in the JV Company.

(c) Each Joint Venturer who nominates and appoints a Director in accordance with clause 9.1(b) may remove and replace any director appointed by it at any time by notice in writing to the JV Company. If a Director does not attend three or more consecutive Board meetings (in person, proxy or by alternate) then the appointing Joint Venturer must remove and replace that Director, unless each Joint Venturer agrees otherwise. The Joint Venturer removing any Director shall indemnify the JV Company against any liability arising as a result of that Director's removal from office.

(d) The role of the Board is to supervise the Manager in the management of the Joint Venture and to make, subject to this agreement, all strategic decisions relating to the conduct of Joint Venture Activities, including the consideration and approval of any Proposed Programme and Budget, Mine Plans, and other management plans, off take agreements, and any amendments to any Approved Programme and Budget, approved Mine Plans, approved management plans or off take agreements, in each case subject to and in accordance with this agreement.

(e) Unless the Joint Venturers otherwise unanimously agree, the Joint Venturer with the largest individual Joint Venture Interest must appoint (and may dismiss) its representative to be chair of the Board. The Joint Venturer appointing the chair must cause the chair to preside at all meetings of the Board.

(f) The JV Company shall procure that the Manager will appoint (and may dismiss) a person, who may be one of its employees, to be secretary of the Board. The Manager must cause the secretary to prepare agendas for meetings, keep proper minutes of all meetings and coordinate communications among the Joint Venturers regarding meetings of the Board.

(g) Each Joint Venturer shall be entitled to appoint one alternate at any time to act on behalf of one or more Directors (Relevant Director) as a Director. An alternate Director shall automatically vacate his or her office as an alternate Director if the Relevant Director ceases to be a Director or on the appointing Joint Venturer providing notice to the JV Company revoking the appointment.

(h) If the Percentage Share of a Joint Venturer is below 25% but is 10% or above that Joint Venturer is entitled to appoint one Director on the Board. If the Percentage Share of a Joint Venturer is below 10% that Joint Venturer is not entitled to appoint a Director on the Board. Notwithstanding the foregoing, and for greater certainty, EFR shall be entitled to appoint two Directors at all times during the Relevant Period.

(i) If for any reason at the end of the Relevant Period EFR's Percentage Share is less than 25% or 10%, then EFR's entitlement to appoint Directors will be in accordance with clause 9.1(h) above.

(j) Each party acknowledges that a person appointed as a Director under clause 9.1(b) is the nominee of the relevant Joint Venturer. To the maximum extent permitted by Law, a Director may have regard to and represent the interests of its nominating Joint Venturer in performing its duties or exercising any power, right or discretion as a director, and may communicate and provide copies of any information in respect of the affairs of the JV Company, either received by or made available to such Director, to its nominating Joint Venturer and to its nominating Joint Venturer's officers and advisers.

9.2 Functions of Board

Except as otherwise provided in this agreement or delegated in the Management Agreement, the Board may decide all strategic matters relating to the conduct of Joint Venture Activities, including (but not limited to):

(a) establishing policies from time to time covering Joint Venture Activities; and

(b) deciding on matters that require Board approval under the terms of this agreement and the Management Agreement.

9.3 Meetings of the Board

(a) All meetings of the Board must be held in the capital city of the Nominated State, unless otherwise agreed by the Joint Venturers and, in default of agreement, at the office of the Manager.

(b) The Board must meet at least quarterly, or more frequently as otherwise agreed by a majority of the Board.

(c) Each Director must be provided with reasonable prior notice of the meeting and at least 48 hours prior written notice of a meeting specifying the nature of the business to be discussed and including all documentation required to be considered at the meeting. Meetings may be held on less than 48 hours' notice if agreed in writing by all Joint Venturers entitled to be present or all Directors attend the meeting.

(d) Meetings may be convened in person, or by video meeting or conference telephone call at which all Directors have the opportunity to be present. All persons participating in the video meeting or conference telephone call must be able to hear and be heard by each of the others.

(e) If the existing chair of the Board is not present within 15 minutes after the time appointed for holding the meeting, the Directors present must elect one of themselves to be chair of the meeting.

(f) Unless otherwise agreed by Special Majority Vote of the Shareholders, each Joint Venturer must bear all expenses incurred by its appointed Directors and alternate Directors in attending meetings of the Board.

(g) A representative of the Manager must attend every meeting of the Board at the cost of the JV Company, unless the Board otherwise decides for a particular meeting or for a particular subject matter at any meeting.

9.4 Quorum

(a) A quorum for any meeting of the Board is present if a Director appointed by each Joint Venturer who holds at least a 25% Percentage Share is in attendance at such meeting.

(b) If a quorum is not present within 30 minutes from the time appointed for the meeting, the meeting must be adjourned for a period of at least 5 Business Days.

(c) If a quorum is not present at a reconvened meeting then, provided all Directors were given at least 5 Business Days' notice of the reconvened meeting, the representative(s) present at the reconvened meeting are deemed to constitute a quorum for the purposes of the business before that meeting.

9.5 Voting and decision making

(a) On any resolution or at any meeting of the Board, a Director (other than one appointed by a Defaulting Joint Venturer) may cast the number of votes equal to its appointing Joint Venturer's Percentage Share. If two Directors appointed by a Joint Venturer are in attendance then their votes in aggregate shall equal their appointing Joint Venturer's Percentage Share.

(b) At meetings of the Board, the Manager or its representative is not entitled to vote, and the chair does not have a second or casting vote.

(c) All decisions of the Board shall be made by simple majority vote, provided that any decisions of the Board set out in Part A and Part B of Schedule 2 must be determined by Special Majority Vote or by Unanimous Vote, respectively.

(d) Subject to applicable Law, a Director will be entitled to a vote on, and the Board must include such vote, in respect of a matter which is being considered at a Board meeting despite that Director has any actual, apparent or potential conflict of interest (including by reason of any interest of the Joint Venturer that appointed the Director). The fact that the Director is appointed by, and acting in the interests of, the relevant Joint Venturer shall be deemed disclosed at each Board meeting. Despite this, each Director must give notice to the Board of any material personal interest such Director has in a matter that relates to the affairs of the JV Company in accordance with section 191 of the Corporations Act.

(e) A resolution which is signed or approved by all the Directors entitled to receive notice of a meeting of Directors shall be as valid and effectual as if it had been passed at a meeting of Directors duly called and constituted. The resolution may be contained in one document or in several counterparts, each signed or approved by one or more of the Directors concerned. A resolution signed or approved by an alternate Director need not also be signed or approved by the alternate Director's appointor and, if it is signed or approved by a Director who has appointed an alternate Director, it need not be signed or approved by the alternate Director in that capacity. For the purposes of this clause the approval of a Director or alternate Director may be given by letter or by email.

9.6 Minutes

A copy of the minutes of each Board meeting must be given to each Joint Venturer as soon as practicable, but no later than 21 days, after each meeting. The minutes of a meeting must be submitted for approval at the next Board meeting and, if approved, must be signed by the chair of the later meeting and when signed are evidence of the proceedings and the decisions of the meeting to which they relate.

9.7 Sub-committees

The Board may from time to time create sub-committees (comprising such persons as the Board thinks fit) to consider and report back to the Board on any particular issues relating to Joint Venture Activities.

9.8 Loss of rights of participation and voting

To the extent permitted by Law, unless the default is subject to a bona fide dispute under this agreement, unless otherwise agreed by all Non-Defaulting Joint Venturers or as otherwise specified in this agreement, a Director appointed by a Defaulting Joint Venturer (or an alternate of such Director) is not entitled to attend or to vote at any meeting of the Board or any subcommittee formed under this agreement or join in passing a resolution, nor will the presence of the Director appointed by any such Joint Venturer be necessary to form a quorum at any meeting, until the relevant Default Event has been remedied. Any decisions made without the Defaulting Joint Venturer must nonetheless not be contrary to Good Mining Practice.

10. Joint Venturer meetings

10.1 Joint Venturer meetings

(a) Unless there are no matters requiring a Special Majority Vote or Unanimous Vote of by Joint Venturers, whenever a Board meeting has been convened a meeting of the Joint Venturers must also be convened in accordance with this clause 10.1 for the time immediately following the relevant Board meeting (and in the same place as the Board meeting).

(b) Meetings of the Joint Venturers will constitute general meetings of the members of the JV Company and shall be convened in accordance with the Constitution and the Corporations Act.

10.2 Notice

At least 14 days prior written notice of any General Meeting (other than a General Meeting adjourned pursuant to clause 10.4(c) below) shall be given to all Joint Venturers and all Directors.

10.3 Authorised representative

Each Joint Venturer which is not a natural person shall attend General Meetings by its authorised representative. Such appointment may be delivered to the JV Company at its registered office or principal place of business for the time being, and addressed to the Board at any time prior to the meeting or delivered at the meeting itself. Such appointment may be a standing appointment.

10.4 Quorum

(a) No General Meeting shall take place unless a quorum is present.

(b) At any General Meeting of Joint Venturers, a quorum is present if the representative of each Joint Venturer that holds a 25% or more Percentage Share is present at the meeting.

(c) If a quorum is not present within half an hour from the time stated for the meeting, or if during the meeting a quorum ceases to be present, the meeting shall be adjourned to a place and time determined by the Board.

10.5 Voting

Decisions of the Joint Venturers set out in Schedule 2 must be determined by Special Majority Vote or by Unanimous Vote, as the case may be. Otherwise, unless specifically provided for in this agreement, all other decisions will be made by a simple majority.

11. Deadlock

11.1 Deadlock notice

(a) For the purposes of this clause 11, a Deadlock will occur if the Board or the Joint Venturers (as applicable having regard to the nature of the relevant matter) fail to pass a resolution for or against a particular matter by the requisite majority required by this agreement either:

(i) at 2 or more consecutive Board or Joint Venturers' meetings (as applicable) at which the particular matter is the subject of a resolution; or

(ii) in respect solely of a matter or resolution involving the approval of a Proposed Programme and Budget by the date that the Proposed Programme and Budget was proposed to come into effect in accordance with clauses 13.1 and 13.2.

11.2 Failure to resolve Deadlock

The Deadlock will be dealt with in the following manner:

(a) where the Deadlock involves approval of a Proposed Programme and Budget or amendments to an existing Approved Programme and Budget, the JV Company will continue to be managed under the existing Approved Programme and Budget as adjusted for CPI plus:

(i) 10%; and

(ii) any additional amount determined by the Manager and notified to the JV Company as being necessary to conduct and maintain the then current operations required in respect of the Donald Project (including to keep the Tenements in good standing, meet the requirements of any Authorisations, maintain the Joint Venture Property in good condition (including to ensure that the Mining Plant and any plant and equipment owned or held by the JV Company is maintained in safe and operable condition) and ensure compliance with safety and environmental requirements), until a new Approved Programme and Budget is approved by the Board; and

(b) in any other case, the Board or Joint Venturers (as applicable) will be taken to have recommended that no action be taken on the matter.

12. Management

12.1 Appointment of Manager

The JV Company will appoint the Manager to be manager of the JV Company from the Completion Date, on and subject to the provisions of the Management Agreement.

12.2 Pre-Farm-in Completion

AMS in its capacity as Manager will be responsible for the on-going development of the Donald Project between the date of this agreement and the Phase 1 FID, in accordance with the Pre-FID Budget, any Additional Pre-FID Budget and the Management Agreement, and thereafter in accordance with the Phase 1 Budget and subsequent Approved Programmes and Budgets.

12.3 Performance

For as long as the Manager is an Affiliate of D&J, D&J will procure that the Manager complies with the terms of this agreement to the extent applicable to it.

12.4 Termination of Management Agreement

(a) Where the Management Agreement is terminated, the JV Company must promptly appoint a new Manager under the terms of a replacement management agreement.

(b) Notwithstanding the other provisions of this agreement, where an Affiliate of a Joint Venturer is the Manager, the approval of such Joint Venturer will not be required for the JV Company to terminate the Management Agreement in accordance with its terms where the Manager is in default in accordance with clause 11 of the Management Agreement.

12.5 Termination of Offtake Agreements

Notwithstanding the other provisions of this agreement, where an Affiliate of a Joint Venturer is the buyer under the Offtake Agreement, the approval of such Joint Venturer will not be required for the JV Company to terminate the Offtake Agreement in accordance with its terms for prolonged suspension or material default of the buyer.

13. Programmes, Budgets and Called Sums

13.1 Pre-FID Budget, Phase 1 Budget and Phase 2 Budget

(a) The Pre-FID Budget, and any Additional Pre-FID Budget will be adopted by the JV Company as the Approved Programme and Budget from the date of this agreement up to the Phase 1 FID.

(b) The Phase 1 Budget and the Phase 2 Budget will be approved in accordance with this clause 13.

(c) Each Proposed Programme and Budget as determined in this clause 13 shall be prepared based on the relevant Phase 1 Budget and Phase 2 Budget as the case may be, to the extent appropriate.

13.2 Proposed Programmes and Budgets

(a) By no later than 1 November in each Year or such other date as the Board may agree, the JV Company must procure that the Manager provide the JV Company and Board with a Proposed Programme and Budget which must include:

(i) details of the programme of Joint Venture Activities proposed for the next calendar Year, or for the period of any proposed capital works if such period extends beyond the next calendar year;

(ii) an itemised budget specifying all estimated expenditure proposed to be called by the Manager on a monthly basis under the Management Agreement;

(iii) all available proposed major contracts and supporting documentation;

(iv) a cash-flow forecast through the period covered by the Proposed Programme and Budget, including capital call forecasts, cash and working capital balances at the start and end of the period; and

(v) a forecast, in summary form, of the expected programs and budgets, cash flows, and beginning and ending cash and working capital balances for the next two years following the end of the period covered by the Proposed Programme and Budget.

(b) Each Proposed Programme and Budget must include expenditure on the Tenements sufficient to comply with any applicable minimum expenditure obligations under the Mining Act and applicable Law during that period.

(c) Any Joint Venture Activities that cannot be efficiently completed within a single calendar Year or period may be proposed in a multi-year or period programme and budget. Upon approval by the Board, such multi-year or period programme and budget must be reflected in each annual Approved Programme and Budget.

13.3 Approved Programme and Budget

(a) Not less than 14 days after provision of a Proposed Programme and Budget, and by no later than 30 days after the provision of the Proposed Programme and Budget or such other time as the Board may determine, the Joint Venturers must meet (as many times as necessary) and discuss the Proposed Programme and Budget for the next calendar Year, or appropriate period and adopt, with or without amendment, an Approved Programme and Budget for that Year or period.

(b) Subject to the prior approval by the Board to the awarding of all contracts to a value of more than the Contract Limit, once the Proposed Programme and Budget is approved by the Special Majority Vote of the Board, the Manager must implement the Approved Programme and Budget, and give a copy to each Joint Venturer.

(c) An Approved Programme and Budget may only be amended by Special Majority Vote of the Board.

(d) If the Board for any reason fails to approve a Proposed Programme and Budget, prior to the commencement of the Year to which it relates, the Board must continue to meet no less frequently than every 10 Business Days and use all reasonable efforts to reach agreement. In the meantime clause 11.2 applies in respect of the Deadlock.

(e) During such periods, the Joint Venturers shall continue to contribute Called Sums in accordance with the last Approved Programme and Budget as modified in accordance with clause 11.2.

13.4 Expenditure not covered by Approved Programme and Budget

(a) The Manager must not undertake any Joint Venture Activities which are not substantially in accordance with an Approved Programme and Budget except:

(i) in case of an Emergency, the Manager may make such immediate expenditure as the Manager deems necessary for the protection of life or property including the Joint Venture Property, in which case the Manager must promptly notify the Joint Venturers of such expenditure;

(ii) if the Manager expects there will be a cost overrun in carrying out an Approved Programme and Budget which cannot be avoided by Good Mining Practice, the Manager may exceed a current Approved Programme and Budget by not more than 10%; or

(iii) if otherwise permitted by this agreement or by the Board.

(b) The Manager must report to the Board as soon as reasonably practicable any unbudgeted expenditure incurred by the Manager for whatever reason.

(c) If the Manager exceeds an Approved Programme and Budget by more than 10%, then the excess over 10%, unless otherwise covered by clause 13.4(a) above, shall be at the sole cost and expense of the Manager and shall not be considered a capital contribution or taken into account in the calculation of Percentage Share.  Overruns of 10% or less shall be considered costs and expenses of the JV Company, and shall be funded by additional contributions through Called Sums to the JV Company.

13.5 Called Sums

(a) Subject to clause 13.2, on or before the 10th day of each month (or such other date or period as the Board directs), the Manager must submit to the Board monthly reports including a cash forecast for the next two months with the statement of proposed expenditure for the next month specifying:

(i) the Called Sum to be paid by that Joint Venturer to finance Joint Venture Activities set out in an Approved Programme and Budget during the next month (or such other period as the Board directs) including all existing and reasonably expected liabilities of the Joint Venture; and

(ii) the amount paid cumulatively to date for the current Year.

(b) During the Farm-in Period, at the same time as the statement referred to in clause 13.5(a) is issued, a statement for Called Sums up to the Farm-in Funding amount will be issued to EFR.

(c) Commencing from the Farm-in Completion Date, subject to clause 7.8 and other relevant terms of this agreement, EFR will fund the Called Sums in accordance with clause 13.5 up to the amount of the Farm-in Funding and thereafter all expenditures incurred in accordance with an Approved Programme and Budget will be the subject of a Called Sum by the Board to each Joint Venturer payable in accordance with their Percentage Share.

(d) Each time Called Sums are paid in full by the Joint Venturers (or deemed to be paid by a Joint Venturer in accordance with clause 7.8), the Joint Venturers will, unless otherwise agreed by D&J and EFR in writing, receive new Shares and share certificates at a price per share as determined by the Board by Unanimous Vote that reflects the value of the Called Sums while maintaining the Joint Venturers percent interest.

13.6 Payment of Called Sums

(a) A Joint Venturer must pay each Called Sum within 14 days of receipt of a billing statement.

(b) All payments must be in currency determined by the Board and made to a bank account nominated by the Manager.

14. Accounts, reports, audit and access

14.1 Joint Venture accounting

The Manager must maintain separate books, accounts and records for the JV Company in accordance with IFRS.

14.2 Reports to Joint Venturers

(a) The Manager must keep the Board informed of all Joint Venture Activities by submitting in writing to the Board under the Management Agreement:

(i) within 10 Business Days following the end of each month monthly progress reports which include statements of expenditure and comparisons of such expenditures to the Approved Programme and Budget;

(ii) a detailed final report within 60 days after completion of each Approved Programme and Budget (which shall generally be at the end of each calendar year, unless otherwise specified by the Board), which must include comparisons between actual and budgeted JV Company expenditure; and

(iii) such other reports and information as set out in the Management Agreement.

(b) The Manager is responsible for the conversion of the JORC resource for the Tenements to NI 43-101 and SK 1300 compliant resource in accordance with the Management Agreement and as required to prepare the Phase 1 FID Proposal to include financial information compliant with NI 43-101 and SK 1300.

14.3 Joint Venture accounts and audit

(a) The Manager must prepare accounts for the JV Company reflecting the results for each Financial Year of all transactions connected with Joint Venture Activities in accordance with this agreement (Annual Accounts) which Annual Accounts must be completed, audited by the Auditor and provided to the Joint Venturers (together with the Auditor's report) no later than 90 days after the end of the Financial Year, together with a conversion to U.S. Generally Accepted Accounting Principles if requested by EFR and at the cost and expense of EFR.

(b) The Board must use its reasonable endeavours to rectify any issues or qualifications raised by the Auditor concerning the Annual Accounts or Joint Venture Activities as soon as is reasonably practicable.

14.4 Joint Venturer access

The JV Company must at all reasonable times, provide or procure upon the reasonable request of any Joint Venturer:

(a) access to, and the right to inspect and copy, all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, legal, regulatory and ESG documents and correspondence, and other information acquired in the Joint Venture Activities; and

(b) at its sole discretion and at the Joint Venturer's sole risk and expense, and subject to reasonable safety regulations, allow the inspecting member to inspect the Joint Venture Property and Joint Venture Activities at reasonable times, provided that the inspecting member does not unreasonably interfere with Joint Venture Activities.

14.5 Technical consultant and sampling

EFR may (at its cost) appoint and retain a technical consultant to assist and advise EFR on the Exploration and Development and sampling activities to be conducted for the Donald Project. The JV Company agrees to provide reasonable assistance to such technical consultant in its role, including the provision of such information and access to the Tenements and Mining Information as the technical consultant may reasonably require and, where agreed by Special Majority Vote of the Board, allowing a secondee to the Manager as set out in the Management Agreement.

14.6 Auditor

(a) The JV Company must appoint an auditor which is an internationally recognised and reputable accounting firm nominated by D&J and agreed by EFR in writing as soon as reasonably practicable after the signing of this agreement.

(b) The auditor of the JV Company may be replaced by resolution of the Board in accordance with Schedule 2.

15. Assignment

15.1 Restriction on Assignment

(a) A Joint Venturer may not Assign the whole or any part of its Joint Venture Interest otherwise than:

(i) to an Eligible Transferee;

(ii) as permitted by this agreement; or

(iii) with the consent of all the other Joint Venturers, which they may give or refuse in their absolute discretion.

(b) Except as otherwise provided in this agreement, a Defaulting Joint Venturer may not Assign the whole or any part of its Joint Venture Interest.

(c) Any purported dealing by a Joint Venturer with its Joint Venture Interest contrary to this agreement is void.

15.2 Assignment to an Affiliate

A Joint Venturer which is not a Defaulting Joint Venturer may at any time without obtaining the prior consent of the other Joint Venturers Assign the whole (but not part) of its Joint Venture Interest to an Affiliate. If a Joint Venturer Assigns the whole of its Joint Venture Interest to an Affiliate, then that Joint Venturer:

(a) must, within 30 days prior to the date of the Assignment, notify all of the other Joint Venturers of the identity of the assignee and its relationship to the Joint Venturer;

(b) continues to be bound by this agreement and is not released from any of its obligations or discharged from any of its liabilities under this agreement, unless all the other Joint Venturers agree;

(c) must provide a guarantee of the obligations of such Affiliate if reasonably requested by the other Joint Venturers in a form reasonably acceptable to the other Joint Venturers; and

(d) must, where the Affiliate to which the whole of its Joint Venture Interest has been Assigned undergoes a Change of Control without the prior written consent of the other Joint Venturers in accordance with clause 15.6, ensure that all the Joint Venture Interest and rights and obligations under this agreement Assigned to that Affiliate have been re-Assigned to that Joint Venturer or Assigned to another Affiliate of that Joint Venturer in accordance with the requirements of this clause 15.2.

An Assignment under this clause 15.2 is free of any rights of pre-emption set out in this agreement.

15.3 Permitted right of pre-emption

(a) A Joint Venturer has the right of pre-emption on the terms and conditions set out in this clause in respect of an Assignment of the whole or part of the Joint Venture Interest by another Joint Venturer that is otherwise permitted under clause 15.1.

(b) Where a Joint Venturer receives a bona fide offer to Assign, or intends to make an offer to Assign to a Third Party, the whole or part of its Joint Venture Interest which it is willing to accept and dispose of or Assign, and such Assignment is otherwise permitted by clause 15.1, the Joint Venturer (Selling Joint Venturer) must promptly send written notice to the other Joint Venturers of the offer to Assign making the same offer to the other Joint Venturers (Offer). A Joint Venturer may not make an Offer under this clause in the period from the date of this agreement to the date of Steady State First Production for Phase 1 unless the other Joint Venturer has provided its prior written consent.

(c) The Offer must:

(i) set out all the details of the offer to Assign that the Selling Joint Venturer has received, including the identity of the proposed acquirer (if then known), to enable an assessment of the acquirer's financial standing including, where applicable, details of the financial standing of the acquirer's Ultimate Holding Company and any proposed parent company guarantees; and

(ii) attach a copy of all of the Offer documents.

(d) Each other Joint Venturer (Non-Selling Joint Venturer) has the right for a period of 45 days following receipt of an Offer (Option Period) to accept the Offer in full.

(e) To accept the Offer a Non-Selling Joint Venturer which wishes to accept the Offer must give written notice of acceptance to the Selling Joint Venturer during the Option Period.

(f) Where more than one Non-Selling Joint Venturer accept the Offer from the Selling Joint Venturer the accepting Non-Selling Joint Venturers are deemed to have accepted the Offer pro rata in proportion to their respective Percentage Shares, unless otherwise mutually agreed between them.

(g) For greater certainty, the rights of pre-emption set out in this agreement do not in and of themselves constitute a permitted Assignment under clause 15.1(a)(ii).

15.4 Selling Joint Venturer free to Assign

If none of the Non-Selling Joint Venturers accept the Offer and provided that no Joint Venturer would hold a Joint Venture Interest of less than the Minimum Interest as a consequence of the Assignment then, and provided the Assignment is otherwise permitted under clause 15.1, following the Option Period, the Selling Joint Venturer is free within 6 months from the date of the end of the Option Period, and subject to subsequent completion and delivery of the required Assignment documentation specified in this agreement, to Assign its Joint Venture Interest the subject of the Offer to the prospective acquirer at a price and subject to the terms and conditions which are no less favourable to the Selling Joint Venturer than the price, terms and conditions set out in the Offer.

15.5 Requirements of assignee

An Assignment of part or all of a Joint Venture Interest is not effective unless and until the assignee:

(a) obtains all relevant Authorisations;

(b) provides a replacement guarantee of the obligations of such assignee in a form reasonably acceptable to the other Joint Venturers; and

(c) executes and delivers to each Joint Venturer a form of assumption deed approved by the Joint Venturers (which approval must not be unreasonably withheld, conditioned or delayed) under which the assignee agrees to assume the obligations of the assignor under, and be bound by the terms and conditions of, this agreement, to the extent of the Joint Venture Interest Assigned or upon the Joint Venture Interest being earned under the terms of the Assignment.

15.6 Change of Control

A Joint Venturer must not undergo a Change of Control without the prior written consent of each of the other Joint Venturers.

15.7 Assignment on Change of Control or less than Minimum Interest

(a) If a Change of Control occurs in respect of a Joint Venturer (Changed Joint Venturer) other than with prior written consent in accordance with clause 15.6, any other Joint Venturer may, by notice given to all the Joint Venturers and the JV Company, cause the Changed Joint Venturer to make a Deemed Sale Offer to the other Joint Venturers for the Fair Market Value for all of the Joint Venture Interest as at the date of a Deemed Sale Offer.

(b) If the Joint Venture Interest of a Joint Venturer reduces to below the Minimum Interest, whether by Assignment, or other disposition or dilution as permitted under this agreement, any other Joint Venturer may, by notice given to all the Joint Venturers and the JV Company, cause that Joint Venturer to make a Deemed Sale Offer to the other Joint Venturers for the Fair Market Value for all of the Joint Venture Interest as at the date of a Deemed Sale Offer.

(c) On agreement or determination of the Fair Market Value, the Deemed Sale Offer is open for acceptance by all the other Joint Venturers pro rata in proportion to their respective Percentage Shares or such other proportions as they may agree and is irrevocable for a period of 60 days.

(d) A Deemed Sale Offer by a Changed Joint Venturer may be accepted by one or more of the other Joint Venturers. A Deemed Sale Offer of a less than Minimum Interest may be accepted by one or more of the other Joint Venturers.

(e) If a Joint Venturer does elect within the 60 days to accept the Deemed Sale Offer then the parties will proceed with the sale and transfer of the Joint Venture Interest in accordance with clauses 18.2(c) to 18.5.

(f) If the Deemed Sale Offer made as a result of the Change of Control is not accepted by any Joint Venturer in accordance with this clause, the Changed Joint Venturer is not required to transfer its Joint Venture Interest as a result of such Change of Control.

(g) If the Deemed Sale Offer of a less than Minimum Interest is not accepted by any of the other Joint Venturers in accordance with this clause, the Joint Venturer holding less than a Minimum Interest is not required to transfer its Joint Venture Interest.

15.8 Joint Venturer ceasing to be a Joint Venturer

(a) If an Assignment of the whole or part of a Joint Venture Interest is made in accordance with this agreement (other than an Assignment to an Affiliate) the assignor is released from its obligations under this agreement arising after the Assignment to the extent of the Joint Venture Interest Assigned, other than the obligations of confidentiality contained in this agreement.

(b) If a person ceases to be a Joint Venturer, that person is not relieved of any liability under this agreement which was incurred or arose on or before the date when it ceased to be a Joint Venturer, unless this agreement otherwise provides.

16. Sole Risk

16.1 Sole Risk Proposal and Area

(a) Subject to the Phase 1 FID occurring, at any time after 24 months from the Completion Date, a Joint Venturer may by 30 days' notice to the other Joint Venturers propose that a Proposed Programme and Budget for further Exploration and a Definitive Feasibility Study for a potential further Development be prepared (Sole Risk Proposal) in the area of RL2002 that is not included in the existing Mining Area (Sole Risk Proposal Area), identified in the notice (which shall be identified in a map) in which the Sole Risk Proposal is to be undertaken (Sole Risk Area). For clarity, the Sole Risk Proposal Area excludes MIN5532 and the Phase 2 Mining Area.

(b) The Directors must convene a meeting of the Board within 7 days of the expiration of the 30-day notice period and at that meeting the Board may resolve that the JV Company proceed with the Sole Risk Proposal as Joint Venture Activities.

(c) Where the Board resolves not to proceed or fails to pass a resolution to proceed with the Sole Risk Proposal as Joint Venture Activities any Joint Venturer who voted in favour of the Sole Risk Proposal may by written notice (Sole Risk Notice) to the other Joint Venturer elect to undertake the Sole Risk Proposal.

16.2 Sole Risk Development

(a) A Joint Venturer electing to undertake and contribute to the Sole Risk Proposal (Sole Risk Development Joint Venturer) is referred as undertaking a Sole Risk Development.

(b) The Sole Risk Development must be carried out at the cost, risk and expense of the Sole Risk Development Joint Venturer substantially in accordance with the Sole Risk Proposal, subject to reasonable (and not material) deviation from the Sole Risk Proposal in the ordinary course. In the event that the Sole Risk Development Joint Venturer electing to undertake the Sole Risk Proposal proposes to materially amend the Sole Risk Proposal, the Sole Risk Development Joint Venturer must seek Special Majority Vote by the Board.

(c) Upon commencement of the Sole Risk Development:

(i) the Sole Risk Area is excised from this agreement;

(ii) the Sole Risk Area must be held by the JV Company for the benefit of the Sole Risk Development Joint Venturer as beneficial owner; and

(iii) the Sole Risk Development Joint Venturer(s) must indemnify and keep indemnified the other Joint Venturers not electing to undertake the Sole Risk Proposal (Non-Participating Joint Venturers) against all claims and liability arising out of any acts or omissions committed by the Sole Risk Development Joint Venturer in carrying out any Sole Risk Development; and

(iv) if the Sole Risk Development Joint Venturer fails to commence the Sole Risk Development in the Sole Risk Area in accordance with the terms of the Sole Risk Proposal within 12 months from the date of the Sole Risk Notice, the Sole Risk Development Joint Venturer is deemed to have agreed not to proceed with Mining in the Sole Risk Area, whereupon the Sole Risk Area will revert to and be included in the Tenements and the Joint Venturers will be entitled to an interest in the Sole Risk Area in accordance with their then Percentage Shares.

16.3 Sole Risk Development report and buy-back

(a) Upon completion of any Sole Risk Development consisting of further Exploration and appraisal in the Sole Risk Area, 2 copies of a report of the outcome of the Sole Risk Development (Sole Risk Operations Report) must be prepared and delivered by the Joint Venturers.

(b) Within 60 days of receipt of the Sole Risk Operations Report, each Non-Participating Joint Venturer has the right, exercisable by notice given to the Sole Risk Development Joint Venturer, to elect to purchase from the Sole Risk Development Joint Venturer a Joint Venture Interest or the equivalent in the Sole Risk Development (Buy-Back Interest) equal to the Percentage Share in the Joint Venture which it surrendered to the Sole Risk Development Joint Venturer.

(c) A Non-Participating Joint Venturer which gives notice under this clause to purchase a Joint Venture Interest or the equivalent in the Sole Risk Development is called a Buy-Back Joint Venturer.

(d) The consideration payable by a Buy-Back Joint Venturer to the Sole Risk Development Joint Venturer is:

(i) A lump sum in cash equal to the amount of such Non-Participating Joint Venturer's Percentage Share of all costs and expenses that were incurred by the Sole Risk Development Joint Venturer in the Sole Risk Development up to the date of the exercise of the election by the Buy-Back Joint Venturer escalated at 10% per annum (Buy-Back Amount); plus

(ii) A further lump sum in cash equal to 0.5 times the Buy-Back Amount (Buy-Back Premium) in compensation for the risk that the Sole Risk Development Joint Venturer undertook in undertaking the Sole Risk Development.

(e) Within 60 days of exercising its right to purchase the Buy-Back Interest, the Buy-Back Joint Venturer must, in exchange for the assignment and transfer of the Buy-Back Interest:

(i) pay the Buy-Back Amount and the Buy-Back Premium to the Sole Risk Development Joint Venturer;

(ii) assume all future obligations and liabilities in respect of the Buy-Back Interest, including the obligation to fund its pro-rata share of any Definitive Feasibility Study;

(iii) pay all stamp duty and other transfer costs in respect of the transfer of the Buy-Back Interest; and

(iv) release the Sole Risk Development Joint Venturer from all claims the Buy-Back Joint Venturer may have against any of them in connection with the Buy-Back Interest.

16.4 Consequences of buy-back

If all the Non-Participating Joint Venturers acquire a Buy-Back Interest, so that the Joint Venturers then hold the same Percentage Share of Joint Venture Interest in the Sole Risk Development as in the JV Company, the parties may agree to terminate the Sole Risk Development as an independent arrangement and merge it into this Joint Venture agreement.

16.5 Consequence of non-exercise of the buy-back

If no or not all of the Non-Participating Joint Venturers elect to acquire a Buy-Back Interest:

(a) the Sole Risk Development will continue as an independent project and excised from this agreement;

(b) the Sole Risk Area must continue to be held by the JV Company for the benefit of the Sole Risk Development Joint Venturer(s) as beneficial owner;

(c) for such time that the JV Company remains the beneficial owner, the Sole Risk Development Joint Venturer(s) must indemnify and keep indemnified the other Joint Venturers against all claims and liability arising out of any acts or omissions committed by the Sole Risk Development Joint Venturer(s) in carrying out any Sole Risk Development; and

(d) the Sole Risk Development Joint Venturer(s) may at any time elect to transfer the legal interest in the Sole Risk Area and any other assets related to the Sole Risk Development from the JV Company to another entity at the Sole Risk Development Joint Venturer(s)'s cost and expense.

17. Default

17.1 Breach Default Event to be remedied

(a) The JV Company or any Non-Defaulting Joint Venturer may at any time after a Breach Default Event occurs serve a written notice on the Defaulting Joint Venturer specifying the nature of the Breach Default Event and requiring it to be remedied. The Defaulting Joint Venturer must then:

(i) if the Breach Default Event is capable of being remedied, remedy the default within 30 days of its receipt of the notice of default; or

(ii) if the Breach Default Event is not remedied within 30 days or is not capable of being remedied, pay adequate monetary compensation to the Non-Defaulting Joint Venturers such payment to be made within 7 days of receipt of notification of the amount of compensation payable as determined under this agreement unless the matter is a Breach Default Event which arises from an Insolvency Event in which case the provisions of clause 17.6 will apply.

(b) Other than in relation to a Breach Default Event which arises from an Insolvency Event, the Joint Venturers must agree in writing to the amount of adequate monetary compensation to be paid by the Defaulting Joint Venturer under this clause. If the Joint Venturers have not reached agreement within 30 days after the date on which notice of default is given, that amount must be determined by an Expert appointed under clause 24 of this agreement, who must make such determination within 60 days of his or her appointment.

(c) On agreement or determination of the amount of adequate monetary compensation under this clause, that amount, and any interest and costs payable or reimbursable under this agreement, becomes Unpaid Monies due under this agreement after 7 days.

17.2 Unpaid Monies Default Event to be remedied

(a) For clarity, Unpaid Monies Default Events that occur under this agreement will be remedied as follows:

(i) Unpaid Monies Default Events occurring during the Farm-In Period:

(A) prior to Completion, in accordance with clause 3.2;

(B) after Completion and prior to Phase 1 FID, in accordance with clause 6.3(a); and

(C) after Phase 1 FID and prior to the Farm-In Completion Date, in accordance with clause 8.4;

(ii) Unpaid Monies Default Events occurring after the Farm-In Period, in accordance with clause 17.2(b) and 17.2(c).

(b) Subject to clause 17.2(a), if an Unpaid Monies Default Event occurs, the Board or Non-Defaulting Joint Venturer must promptly give to the Defaulting Joint Venturer a notice to pay all Unpaid Monies within 30 days after the Due Date (Non-payment Notice).

(c) If the Defaulting Joint Venturer fails to comply with the Non-payment Notice, the Board or Non-Defaulting Joint Venturer shall be subject to dilution in accordance with clause 20.

17.3 Interest and costs

Interest at the Agreed Interest Rate is payable on all Unpaid Monies not paid on or before the Due Date, from but excluding the Due Date up to and including the date upon which the moneys are paid.

17.4 Period of Unpaid Monies Default

An Unpaid Monies Default Event must not be treated as having been remedied for the purposes of this agreement until:

(a) the Defaulting Joint Venturer has paid, or caused to be paid, all Unpaid Monies due to JV Company;

(b) the agreement is terminated in accordance with clause 3.2;

(c) the whole of the Defaulting Joint Venturer's Joint Venture Interest is acquired in accordance with clause 6.3(a) or 8.4; or

(d) the Defaulting Joint Venturer's Joint Venture Interest has been diluted in accordance with clause 20.

17.5 Prescribed Event

(a) If a Joint Venturer becomes subject to a Prescribed Event, the affected Joint Venturer must:

(i) give notice to the Board and the other Joint Venturers of the Prescribed Event as soon as reasonably possible after becoming aware of that fact; and

(ii) in the case of FEOC, [***] (Prescribed Event Date).

(b) The non-affected Joint Venturer will provide all assistance reasonably requested by the affected Joint Venturer in relation to the exemption, waiver or confirmation process, including entering into good faith discussions with a view to agreeing any changes to the agreement which may be necessary so that the affected Joint Venturer is no longer subject to a Prescribed Event.

(c) If a Joint Venturer becomes subject to a Prescribed Event:

(i) the affected Joint Venturer may, despite any other provision of this agreement, undertake and complete within 180 days of the Prescribed Event Date a sale of its Joint Venture Interest or undergo a Change of Control so that the Joint Venturer is no longer subject to a Prescribed Event (in which case the sale of the Joint Venture Interest or the Change of Control will be deemed permitted and the unaffected Joint Venturer will execute any document reasonably required to give effect to such sale (as long as the transferee itself is not a Specified Foreign Party)), such 180 day period which may be extended by agreement of the Joint Venturers (acting reasonably), including where additional time is required to satisfy a regulatory approval required for such sale or Change or Control; and

(ii) if the affected Joint Venturer does not obtain the exemption, waiver or other confirmation within such 180 days (as may be extended in accordance with this agreement) as set out in clause 17.5(a)(ii) or undertake a permitted sale or Change of Control within the 180 days (as may be extended in accordance with this agreement) as set out in clause 17.5(a)(ii), then the provisions of clause 17.6(a)(ii) will apply.

17.6 Buy-Out Election

(a) If:

(i) a Breach Default Event which arises from an Insolvency Event, is not remedied within 30 days from the Due Date, or from the date of receipt of the default notice under clause 17.1, as the case may be; or

(ii) any Joint Venturer undergoes a Prescribed Event and the exemption, wavier or confirmation referred to in clause 17.5 is not obtained within 180 days' of the Prescribed Event Date (as may be extended in accordance with this agreement) and the Prescribed Event is not otherwise remedied within that 180 day period (or such other period agreed in accordance with this agreement), any one or more Non-Defaulting Joint Venturers may (but are not obliged to) give notice to the other Joint Venturers (including the Defaulting Joint Venturer) and the Manager stating that it wishes, or they wish, to acquire, subject to clause 18.1, the whole (but not part) of the Defaulting Joint Venturer's Joint Venture Interest pursuant to this agreement (Buy-Out Election). Where more than one Non-Defaulting Joint Venturer wishes to enforce a Buy-Out Election, those Non-Defaulting Joint Venturers must do so, unless otherwise mutually agreed between them, severally in the proportion to their respective Percentage Shares.

(b) For the purposes of this clause 17.6 and clause 18 only, references to a Defaulting Joint Venturer will be deemed to include a Joint Venturer who is affected by a Prescribed Event and Non-Defaulting Joint Venturer will have a corresponding meaning.

17.7 Preservation of other rights

Nothing in this agreement affects the right of a party to:

(a) subject to observance of the Dispute resolution provisions of this agreement, commence litigation in respect of a Default Event; or

(b) exercise any other rights or remedies available to the party under this agreement or at law or in equity.

18. Enforcement of Buy-Out Election

18.1 Effect of Buy-Out Election

Upon a Buy-Out Election being made, the Non-Defaulting Joint Venturers which have agreed or elected to pursue the Buy-Out Election (Enforcing Joint Venturers) must, within 30 days from the Buy-Out Election coming into effect, subject to clause 18.2(a), on the Buy-Out Completion Date, acquire:

(a) in the case of a Breach Default Event which arises from an Insolvency Event, the whole (but not part) of the Defaulting Joint Venturer's Joint Venture Interest, provided that if the relevant Insolvency Event is remedied in full in accordance with this agreement 14 days before the Buy-Out Completion Date, the Buy-Out Election under this agreement lapses; and

(b) in the case of a Prescribed Event:

(i) that proportion of the Defaulting Joint Venturer's Joint Venture Interest required to remedy the Prescribed Event, as determined by the Defaulting Joint Venturer and Enforcing Joint Venturers acting reasonably. Where this clause 18.1(b)(i) applies, the provisions of this clause 18 relating to the "whole of the Joint Venture Interest" will be interpreted to apply only to that proportion of the Defaulting Joint Venturer's Joint Venture Interest accordingly; and

(ii) where the Defaulting Joint Venturer and Enforcing Joint Venturers cannot agree on the Joint Venture Interest to remedy the Prescribed Event, the Enforcing Joint Venturers may, but are not required to, acquire 100% of the Defaulting Joint Venturer's Joint Venture Interest, for 80% of the Fair Market Value.

18.2 Determination of Fair Market Value and Completion Date

(a) Upon the Fair Market Value being determined by the Expert, each Enforcing Joint Venturer must within 7 days of receiving the Expert's determination advise the Defaulting Joint Venturer if it elects to proceed or not proceed with the Buy-Out Election, otherwise each Enforcing Joint Venturer that does not so advise of its election will be deemed to elect not to proceed with the Buy-Out Election.

(b) If no Enforcing Joint Venturers elect to proceed with the Buy-Out Election under clause 18.2(a), then the Buy-Out Election option will lapse and be no longer capable of exercise.

(c) The Buy-Out Completion Date will be 30 Business Days after the later of:

(i) the agreement by the parties of the Fair Market Value; or

(ii) the election of the Enforcing Joint Venturer to proceed with the Buy-Out Election in accordance with clause 18.2(a).

18.3 Buy-Out Completion

(a) On the Buy-Out Completion Date, the Defaulting Joint Venturer must on or before the Buy-Out Completion Date (provided that the Buy-Out Completion Date will be extended as required to seek FIRB approval or no objection):

(i) transfer the whole of its Joint Venture Interest to the Enforcing Joint Venturers by executing and delivering all share transfers, Director resignations, deeds and documents necessary for, and complete (and register, if required by the law of the Nominated State), the Assignment of its Joint Venture Interest to the Enforcing Joint Venturers; and

(ii) cause any Directors it has appointed to the Board to resign with immediate effect.

(b) Upon the Buy-Out Completion Date, the Enforcing Joint Venturers must severally in proportion to their respective Percentage Shares, or in such other proportions they agree:

(i) assume all future obligations and liabilities in respect of the whole of the Defaulting Joint Venturer's Joint Venture Interest;

(ii) pay the amount of consideration determined in accordance with this agreement for the Joint Venture Interest to the Defaulting Joint Venturer in immediately available funds, without counterclaim or set-off;

(iii) pay all stamp duty and other transfer costs which become payable upon the Enforcing Joint Venturers acquiring its Joint Venture Interest; and

(iv) release the Defaulting Joint Venturer from all claims the Enforcing Joint Venturers have against the Defaulting Joint Venturer in connection with the relevant Default Event or Prescribed Event (as applicable).

18.4 Release of Defaulting Joint Venturer

Upon completion (and registration, if required) of the Assignment of its Joint Venture Interest to the Enforcing Joint Venturers in accordance with clause 18.3, the Defaulting Joint Venturer is released from its obligations under this agreement arising after the Buy-Out Completion Date other than those obligations accruing or arising prior to the Buy-Out Completion Date.

18.5 Attorney

Each Defaulting Joint Venturer irrevocably appoints the Enforcing Joint Venturers jointly and severally as its lawful attorney to act for it in its name or otherwise as the Manager (acting reasonably) deems fit for the purposes of on default by it of performance of any of its obligations under clause 18.3(a).

19. Fair Market Value

(a) This clause 19 applies in any other situation where this agreement otherwise permits or requires any Fair Market Value to be agreed or determined.

(b) The Joint Venturers must use their best endeavours to agree on the Fair Market Value of the relevant Joint Venture Interest.

(c) If the Joint Venturers cannot agree on the Fair Market Value within 14 days of the date they first seek to come to agreement then the value will be determined by an Expert appointed under clause 24 this agreement in accordance with the procedures set out in clause 24.

(d) In addition to the procedures set out in clause 24, the Joint Venturers may make submissions to the Expert on its nominated value (including supporting data, calculations and assumptions) (a copy of which must be provided to the other Joint Venturers).

(e) Unless the Joint Venturers otherwise agree, the Expert must conduct, and make, the determination in accordance with the then applicable Australasian Code for Public Reporting of Technical Assessments and Valuations of Mineral Assets Resolution Institute's then applicable Expert Determination Rules (as may be varied by any provision of this agreement).

(f) Notwithstanding any other provision in this agreement, the Fair Market Value shall be determined without taking into account any control premium or lack thereof.

20. Dilution

(a) This clause 20 applies where the Joint Venture Interest of a Joint Venturer (Diluting Joint Venturer) is reduced and diluted in accordance with this agreement.

(b) The Percentage Share of the Joint Venturer's Joint Venture Interest will be calculated as follows:

EFR's Percentage Interest:

D&J's Percentage Interest:

Where:

IE = EFR's Percentage Share

IA = D&J's Percentage Share

EA = EFR Actual Expenditure plus the value of any EFI Common Shares that have been issued to Astron under clauses 5.1 and 6.4

Eu = EFR un-spent farm-in commitment ($208m less EA)

AD = D&J Deemed Expenditure = $((183 + 25)/0.49 - (183 + 25)) million =  $216.49 million

AA = D&J Actual Expenditure

(c) The Board must direct the Manager to recalculate the Joint Venture Interest of each Joint Venturer in accordance with the dilution formula set out in clause 20(b) above and notify the Joint Venturers of their respective Joint Venture Interest.

(d) Upon the effectiveness of such recalculation, on request by a Joint Venturer, the Diluting Joint Venturer must within 30 days of receiving the request, at its cost and expense execute and deliver all documents, including share transfers, Director resignations, and pay all stamp duty and other transfer costs necessary to complete the transfer of the applicable Joint Venture Interest to the non-Diluting Joint Venturers.

21. Term, suspension and termination of Joint Venture

21.1 Term of agreement

This agreement commences in accordance with clause 2.1 and continues until the earliest to occur of any of the following Termination Events:

(a) all Joint Venturers agree in writing to terminate the Joint Venture;

(b) any Joint Venturer holds all of the issued Shares;

(c) the Board determines unanimously that all economically recoverable reserves of Products in the Mining Area have been recovered, there is no reasonable prospect of economically recovering Products from the Mining Area in the future, and it is in the best interests of the Joint Venture to terminate; or

(d) the JV Company holds no interest in any Tenement,

and further until completion of the winding up of all Joint Venture Activities.

21.2 Winding up of Joint Venture

Immediately following the occurrence of a Termination Event, the Board must commence (or procure) winding up Joint Venture Activities including:

(a) arranging for an evaluation of the Shutdown Costs as at the date of the termination of the Joint Venture, including the cost of satisfying the Rehabilitation Obligations;

(b) taking such steps to dispose of Joint Venture Property as directed by the Board;

(c) satisfying all Rehabilitation Obligations;

(d) to the extent reasonably possible, meeting the Shutdown Costs from the proceeds of realization of Joint Venture Property; and

(e) after paying the Shutdown Costs distributing by way of dividend or return of capital any net amount remaining from the proceeds of realization of Joint Venture Property among the Joint Venturers pro rata in proportion to their respective Percentage Shares.

21.3 Certain obligations continue beyond termination

Subject to clause 21.5, upon termination of this agreement for any reason, all rights and obligations of the Joint Venturers to each other in their capacity as Joint Venturers cease.

21.4 Extension of term

The Joint Venturers may at any time consult with each other for the purpose of determining whether the term of this agreement should be extended beyond the period it would otherwise expire. A failure by any Joint Venturer to agree to such extension may not be referred to any Dispute Resolution Process.

21.5 Survival

The occurrence of any event specified in clause 21.1 will not affect:

(a) any accrued rights and obligations of the parties in respect of any breach of this agreement prior to the occurrence of that event; or

(b) any provision of this agreement which is expressed to come into effect on, or survive, the occurrence of that event.

22. Confidentiality

22.1 Confidentiality

Each party (recipient) must keep secret and confidential, and must not divulge or disclose:

(a) the terms and conditions of this agreement;

(b) all information flowing to any Joint Venturer from Joint Venture Activities, or in relation to Joint Venture Activities;

(c) any information relating to another Joint Venturer or its business (which is disclosed to the recipient in the course of a transaction contemplated by this agreement); and

(d) any Mining Information, Joint Venture Intellectual Property and Astron Background Intellectual Property,

(Confidential Information).

22.2 No disclosure except as permitted

Except as permitted by this agreement, each Joint Venturer and the JV Company undertakes that it will keep confidential all Confidential Information received by it and that neither it nor its directors, officers, employees or agents will, without the consent of each of the other Joint Venturers, disclose any Confidential Information to any Third Party.

22.3 Permitted disclosure

(a) A party may disclose Confidential Information:

(i) to the professional advisers or agents of that party;

(ii) to an Affiliate of that Joint Venturer, provided that the recipient must ensure that its Affiliates comply in all respects with the recipient's obligations under this clause 22;

(iii) the information is in the public domain as at the date of this agreement (or subsequently becomes in the public domain other than by breach of any obligation of confidentiality binding on the recipient);

(iv) subject to clause 22.4(b), as required by Law (except to the extent the requirement can be excluded or limited by contract or by a confidentiality obligation) or by any competent Authority, whether the obligation arises as a consequence of the act of the recipient or otherwise;

(v) subject to clause 22.4(b), to any stock exchange pursuant to Listing Rules which require disclosure;

(vi) subject to clause 22.4(b), where reasonably necessary for the purposes of any arbitration or administrative or legal proceedings involving only the parties; or

(vii) to a Third Party, and its advisers, bona fide tendering for or negotiating the purchase of all or part of the interest of a Joint Venturer in the Joint Venture or for the provision of finance to that Joint Venturer but only if the Third Party and its advisers first covenant in writing to the disclosing Joint Venturer to preserve confidentiality of information disclosed in the same terms as this clause 22.

(b) A Joint Venturer making a permitted disclosure under this clause must take all reasonable steps to ensure that the person to whom disclosure is made keeps confidential all Confidential Information disclosed.

22.4 Publicity and disclosure

(a) Except for an announcement or other disclosure required by Law or permitted by this agreement, no public announcement naming a Joint Venturer or other public disclosure may be made in relation to Joint Venture Activities or Joint Venture Property unless the text of the announcement or disclosure has been approved by the other Joint Venturers.

(b) To the extent that an announcement or other disclosure is required by Law, the Joint Venturers must use all reasonable endeavours to agree, as soon as reasonably practicable having regard to the required timing of the disclosure, the wording of such announcement or disclosure before it is made.

22.5 PPSA

In addition to the obligations imposed under this clause 22, each party agrees to not disclose any information of the kind described in section 275(1) of the PPSA, including:

(a) information about this agreement including a copy of it; or

(b) information about the amount or the obligation secured by any 'Security Interest' (for the purposes of the PPSA) created by or under this agreement and the terms of such payment or performance at any time.

22.6 Obligations exist beyond termination

The obligations in relation to Confidential Information imposed by this agreement continue until all the Confidential Information ceases to be confidential despite the termination of this agreement for any reason.

23. Dispute Resolution

23.1 General

(a) Clauses 23.2, 23.3 and 23.4 will not apply to:

(i) any matter which is the subject of resolution of the Board or the Joint Venturers pursuant to clauses 9 or 10, or a Deadlock pursuant to clause 11; or

(ii) any dispute or matter that this agreement provides is to be determined by an Expert under clause 24.

(b) A party may not commence court proceedings in relation to any dispute arising out of or in relation to this agreement until it has complied with the dispute resolution process set out in clauses 23.2, 23.3 and 23.4 (Dispute Resolution Process), unless the party seeks appropriate injunctive or other interlocutory relief to preserve property or rights or to avoid losses that are not compensable in damages.

23.2 Dispute resolution process

(a) If any claim, dispute or question arises under this agreement or between the parties (Dispute), then either party may give a notice in writing to the other parties in respect of the Dispute (Dispute Notice) which Dispute Notice must:

(i) state that the notice is given under this clause 23; and

(ii) describe the nature of the Dispute.

(b) Representatives of the parties, who are authorised to negotiate and settle the Dispute on behalf of such party, must negotiate in good faith with a view to resolving the Dispute within 14 days after the receipt of the Dispute Notice, (or such longer period as those representatives agree), failing which the Dispute must be immediately referred to the Chief Executive Officers of the parties.

(c) The Chief Executive Officers must negotiate in good faith with a view to resolving the Dispute within 14 days of the Dispute being referred to them (or such longer period as the Chief Executive Officers agree) failing which, the Dispute may be immediately referred by any party by notice to mediation under clause 23.3 (or where applicable Expert determination) under this agreement, unless otherwise agreed by the parties.

23.3 Mediation

Mediation of a Dispute must:

(a) be conducted in the Nominated State by the person or body agreed to by the parties or, failing agreement within 35 days after receipt of the Dispute Notice, as nominated by the President for the time being of the Law Society of the Nominated State on request by either party;

(b) be conducted in accordance with such rules as may be agreed by the parties or, failing agreement within 35 days after receipt of the Dispute Notice, in accordance with the rules nominated by the person or body agreed or nominated to conduct the mediation;

(c) be at the cost and expense of the parties equally (except that each party must pay its own advisers, consultants and legal fees and expenses) unless the parties otherwise agree; and

(d) if not earlier resolved, be continued for a period expiring on the date being 14 days after the nomination of the mediator (or such other period as the parties may agree) after which the parties may at any time after that date by agreement refer the matter to arbitration in accordance with clause 23.4 and in the absence of such an agreement a party may commence legal proceedings in an appropriate court in Victoria.

23.4 Arbitration

(a) Any Dispute submitted by agreement to arbitration in accordance with clause 23.3(d) will be resolved in accordance with the rules of the Australian Centre for International Commercial Arbitration (ACICA).

(b) The number of arbitrators will be one, being an independent person agreed between the parties, and failing agreement a person appointed by the ACICA (or such other similar arbitration centre agreed between the parties). The seat of the arbitration will be Melbourne, Victoria, Australia. The language of the arbitration will be English.

(c) The arbitration agreement set out in clauses 23.4(a) and 23.4(b) is governed by the law in force in Victoria, Australia.

(d) The costs of the arbitrator will be borne as between the parties to the dispute as determined by the arbitrator.

(e) Each party is responsible for its own costs in connection with the Dispute Resolution Process.

23.5 Dispute Resolution Process not to interrupt Joint Venture Activities

The parties must ensure that neither the commencement nor conduct of any Dispute Resolution Process, including mediation, arbitration or Expert determination, causes any interruption to Joint Venture Activities or to the performance by the parties of their respective obligations under this agreement, nor will it affect any of the time limits fixed in this agreement unless the performance of Joint Venture Activities or a party under this agreement is materially affected by the submission of the matter in dispute to arbitration or by the result of the arbitration.

23.6 Clause does not apply to matters where consent required

If this agreement refers to the parties reaching agreement on a matter or the consent of any party being given then, except where this agreement requires that consent or agreement is not to be unreasonably withheld, the Dispute Resolution Process cannot be used to resolve a dispute between the parties in relation to the reaching of that agreement or the giving of that consent.

24. Expert Determination

24.1 Expert determination

Where a matter is permitted or required by this agreement to be determined by an Expert or if the parties otherwise agree, any party may refer the matter to the expert determination by an Expert and the following provisions apply:

(a) the process for the Expert's determination must be conducted in accordance with the rules of the Resolution Institute current as at the date the matter is referred to the Expert;

(b) subject to any other determination by the Expert, the costs of obtaining the determination must be at the cost and expense of the parties equally (except that each party must pay its own advisers, consultants and legal fees and expenses) unless the parties otherwise agree;

(c) the Expert determination must be conducted by a person or body agreed to and appointed by the Joint Venturers, or failing agreement within 14 days after a party proposes a person or body by the person or body nominated by the Resolution Institute, who accepts that appointment;

(d) before being appointed as an Expert, the person or body must disclose fully to the parties any interest or duty which may conflict with his or her position;

(e) except as disclosed to and accepted by all the parties, the appointed Expert:

(i) must have no interest or duty which conflicts, or which may conflict, with his or her function as the Expert; and

(ii) must not be a current employee or representative of, or a person who provides consultancy services on a regular basis to any party;

(f) the terms of the appointment must provide that the Expert must not make a determination of a matter in relation to the dispute which is outside his or her subject matter expertise;

(g) except where the terms of the appointment provide otherwise, the determination must be made in accordance with, and subject to, the Institute of Arbitrators & Mediators Australia Expert Determination Rules in force when the issue arises;

(h) in making a determination:

(i) the Expert must act in that capacity and not as an arbitrator;

(ii) the Expert's finding is final and binding upon the parties in the absence of manifest error or fraud; and

(iii) the Expert must determine which party or parties should bear the costs of any such determination and in what proportion. In making this decision, the Expert must consider the degree to which he or she considers such party was unreasonable in failing to agree to the matter; and

(iv) the Expert must exercise their own skill, judgment and experience but the Expert may employ consultants and obtain advice on matters outside his or her expertise to assist the Expert to carry out his or her duties.

(i) the Expert must give the JV Company and the Joint Venturers a written decision, including reasons for the decision, within 20 Business Days after the date of appointment of the Expert; and

(j) the JV Company and the Joint Venturers must continue to perform their obligations under this agreement except to the extent that the matter, the subject of the Expert determination and matters necessarily dependent on it, cannot be proceeded with until the matter has been determined by the Expert.

25. Force Majeure

25.1 Meaning of Force Majeure

The term 'Force Majeure' as used in this agreement means any cause which is not reasonably within the control of the Joint Venturer or the Manager claiming relief by reason of Force Majeure, which cause may include, but is not limited to:

(a) an act of God, earthquake, lightning, fire, flood, storm, cyclone, explosion or epidemic;

(b) strike, lockout, stoppage, protest, ban or other types of community, social or labour difficulty whether at the Mining Area, haulage roads, railway or port or otherwise;

(c) war (whether declared or undeclared), blockade, act of the public enemy, act of terrorism, cybersecurity attack, revolution, insurrection, riot or civil commotion;

(d) embargoes or restraint by an Authority (including heritage related restraints and, refusal or failure to grant any Authorisation despite timely and reasonable endeavours to obtain the same);

(e) inability to access all or any part of the Mining Area because of Native Title Claims or otherwise; or

(f) unavailability of equipment or transport, or inability to access the Tenements or any relevant portion of them;

and any other cause whether of the kind specifically listed above or otherwise which is not reasonably within the control of the Joint Venturer or Manager claiming Force Majeure, except where:

(g) the cause is the inability to obtain, use or pay, moneys for any reason; or

(h) the consequences of the cause could have been prevented, overcome or remedied by the exercise by the party affected of care and diligence consistent with Good Mining Practice.

25.2 Relief

If, as a direct result of an event or occurrence of Force Majeure (Force Majeure Event), a Joint Venturer or the Manager becomes unable, wholly or in part, to perform an obligation under this agreement:

(a) that Joint Venturer or the Manager may give the other Joint Venturers notice of the Force Majeure Event with reasonably full particulars and, insofar as is known to it, the probable extent to which it will be unable to perform, or be delayed in performing its obligation;

(b) on giving the notice of the Force Majeure Event, that obligation is suspended but only to the extent that and for so long as it is affected by the Force Majeure Event;

(c) the Joint Venturer or Manager affected by the Force Majeure Event must use all reasonable diligence to overcome or remove the effect of the Force Majeure Event as quickly as possible;

(d) if the Force Majeure Event cannot be removed, overcome or abated to an extent that allows resumption of performance within 6 months (or such other period as the Joint Venturers agree) from the date the Joint Venturers first became so affected, the Joint Venturers must consider and determine whether this agreement must be modified or terminated; and

(e) despite the Force Majeure Event, the Joint Venturers must continue to pay the Manager such monies as are necessary to maintain the Joint Venture Property in good condition and keep the Tenements in good standing in accordance with Good Mining Practice, and in the event of a Force Majeure Event affecting the JV Company the parties acting reasonably will agree on any necessary changes to modify the Called Sums (including for the Farm-in Funding during the Farm-in Period) for activities that may be affected by the Force Majeure Event.

25.3 Labour disputes and Native Title matters

The obligation to use all reasonable diligence to overcome or remove the effect of the Force Majeure does not require the affected Joint Venturer or Manager to:

(a) settle any strike, or other labour dispute;

(b) contest the validity or enforceability of any law, regulation or legally enforceable order by way of legal proceedings; or

(c) settle any Native Title Claim or enter into any agreement with respect to Native Title Claims,

on terms not acceptable to it solely for the purpose of removing the event of Force Majeure.

25.4 Resumption

The affected Joint Venturer must resume performance of its obligations as soon as, and to the extent that, it is no longer affected by the Force Majeure Event.

26. Representations and warranties

26.1 Representations and warranties from D&J

(a) D&J and DMS warrant for the benefit of EFR the Warranties set out in Schedule 3. Such Warranties are given and are current as of the date of this agreement and as at the Completion Date. D&J and DMS acknowledge that EFR has entered into this agreement in reliance on Warranties set out in Schedule 3. Each Warranty must be construed independently and is not limited by reference to another Warranty.

(b) The liability of D&J and DMS for any breach of the Warranties set out in Schedule 3 will be limited on the terms as set out in Schedule 3.

(c) Where a Warranty is given subject to the awareness of DMS or D&J such awareness is to be construed by reference to the knowledge of Tiger Brown, Greg Bell, Sean Chelius and Joshua Theunissen.

(d) The maximum aggregate amount that D&J, DMS or its Affiliates is required to pay in respect of any claim or loss under this agreement for breach of any and all Warranties is $25 million.

26.2 Party warranties

Each party warrants for the benefit of each other party that:

(a) it is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation;

(b) it has full power and capacity to enter into and perform its obligations under this agreement;

(c) all necessary authorisations for the execution, delivery and performance by it of this agreement in accordance with its terms have been obtained;

(d) its execution, delivery and performance of this agreement complies with its constating documents and does not constitute a breach of any law or obligation, or cause a default under any agreement by which it is bound; and

(e) it enters into and performs this agreement on its own account and not as trustee for or nominee of any other person.

27. Notices

27.1 Form of Notice

A notice, certificate, consent, approval, waiver or other communication in connection with this agreement (Notice) must be in writing or given by electronic transmission in accordance with this clause 27, signed by the sender (if an individual) or an authorised officer of the sender and marked for the attention of the person set out below or such person otherwise notified:.

(a) D&J

Address: Level 10, 224 Queen Street, Melbourne VIC 3000

Attention: Joshua Theunissen, Company Secretary

Email: [******************************]

(b) EFR:

Address: 225 Union Blvd., Suite 600, Lakewood CO, USA 80228

Attention: David C. Frydenlund, Executive Vice President and Chief Legal Officer

Email: [******************************]

(c) JV Company:

Address: Level 10, 224 Queen Street, Melbourne VIC 3000

Attention: Joshua Theunissen, Company Secretary

Email: [******************************]

(d) DMS

Address: Level 10, 224 Queen Street, Melbourne VIC 3000

Attention: Joshua Theunissen, Company Secretary

Email: [******************************]

AMS

Address: Level 10, 224 Queen Street, Melbourne VIC 3000

Attention: Joshua Theunissen, Company Secretary

Email: [******************************]

27.2 When Notices are taken to have been given and received

(a) A Notice is regarded as given and received:

(i) if delivered by hand, when left at the address set out in clause 27.1 (provided a copy has also been sent via email);

(ii) if sent by pre-paid post, on the date of delivery (provided a copy has also been sent via email); and

(iii) if sent by email, at the time shown in the delivery confirmation report generated by the sender's email system which indicates that the email was sent to the recipient's email address (as recorded on the device from which the sender sent the email) unless the sender receives a message that the email has not been delivered.

(b) A Notice delivered or received other than on a Business Day or after 5.00pm (recipient's time) is regarded as received at 9.00am on the following Business Day. A Notice delivered or received before 9.00am (recipient's time) is regarded as received at 9.00am.

28. Ancillary provisions

28.1 Entire agreement

This agreement contains all the express terms that the parties have agreed in respect of its subject matter and overrides and supersedes all earlier discussions, negotiations, understandings and agreements in respect of its subject matter.

28.2 Enurement

The provisions of this agreement enure for the benefit of and are binding on each party and their respective successors and permitted assigns.

28.3 No third party reliance or inducement

Unless expressly included in this agreement, no party has relied on any statements, inducements, undertakings, representations or advice given or made, whether orally or in writing, by or on behalf of any other party, including without limitation by any officer, employee or agent of any other party.

28.4 Further assurances

Each party must promptly execute all documents and do all things necessary or desirable to give full effect to the arrangements set out in this agreement and must use all reasonable endeavours to cause third parties to do likewise.

28.5 Amendment

No modification, variation or amendment of this agreement is of any force unless it is in writing and has been signed by each of the parties to this agreement.

28.6 Severability

If any clause or any part of any clause is in any way unenforceable, invalid or illegal, it is to be read down so as to be enforceable, valid and legal, to the maximum extent possible.  If this is not possible, the clause (or where possible, the offending part) is to be severed from this agreement without affecting the enforceability, validity or legality of the remaining clauses (or parts of those clauses) which will continue in full force and effect.

28.7 Waiver

A waiver of any right, power or remedy under this agreement must be in writing signed by the party granting it. A waiver is only effective in relation to the particular right, power or remedy in respect of which it is given. It is not to be taken as an implied waiver of any other right, power or remedy or as an implied waiver of that right, power or remedy in relation to any other occasion.

28.8 Applicable law

(a) This agreement is governed by and must be construed in accordance with the laws of the Nominated State.

(b) Without limiting the other terms of this agreement (including clause 23), the parties submit irrevocably to the non-exclusive jurisdiction of the courts of the Nominated State and all courts competent to hear appeals from those courts.

28.9 Fees and charges

(a) Each party must bear its own costs for the preparation, execution, delivery and performance of this agreement.

(b) Unless otherwise agreed or specified in this agreement, all stamp duties and registration fees paid relating to the registration and performance of this agreement, and of all other documents arising out of this agreement, are expenses of the JV Company.

28.10 Counterparts

This agreement may be executed in any number of counterparts and by different parties in separate counterparts, including by way of electronic transmission. Each counterpart when so executed is deemed an original but all of which together constitute one and the same instrument.

28.11 Assignment

Rights and obligations arising under this agreement cannot be assigned or transferred without the prior written consent of all the parties or as otherwise provided for in accordance with this agreement (including clauses 15 and 17.5).

28.12 MOU

With effect from the date of this agreement, the MOU is terminated and upon such termination is of no further force and effect and each party is released from any further liability in respect of it.

28.13 Registration / Caveat

The parties acknowledge that each of D&J and EFR may lodge against the Tenements a caveat in respect of its interests under this agreement in accordance with the Mining Act. The JV Company shall provide in a timely manner all necessary co-operation and consents to perfect or give effect to such caveats (including signing any consents reasonably required).

Schedule 1 - Conditions Precedent

[***]

Schedule 2 - Voting

[***]

Schedule 3 - Project representations and warranties

[***]

Schedule 4 - Offtake arrangements

[***]

Schedule 5 - Management Agreement

[***]

Schedule 6 - Form of Guarantee

[***]

Schedule 7 - Pre-FID Budget

[***]

Schedule 8 - Form of Asset Transfer Agreement

[***]

Schedule 9 - Form of Share Sale Agreement

[***]

Schedule 10 - Form of Lease Agreement

[***]

Schedule 11 - Constitution

[***]

Schedule 12 - Form of REEC Offtake Agreement

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Exhibit A - Mining Area

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Signing page

Executed by Dickson & Johnson Pty Ltd in accordance with section 127(1) of the Corporations Act: (signed) "George Alfred Lloyd"	(signed) "Tiger Alexander Brown"
Director George Alfred Lloyd	Director Tiger Alexander Brown
Print name	Print name

Executed by Donald Minerals Sands Pty Ltd in accordance with section 127(1) of the Corporations Act: (signed) "George Alfred Lloyd"	(signed) "Tiger Alexander Brown"
Director George Alfred Lloyd	Director Tiger Alexander Brown
Print name	Print name

Executed by EFR Donald Ltd.by authority of its directors in the presence of: (signed) "Mark S. Chalmers"
Authorised Representative Mark S. Chalmers
Print name

Executed by Donald Project Pty Ltd in accordance with section 127(1) of the Corporations Act: (signed) "George Alfred Lloyd"	(signed) "Tiger Alexander Brown"
Director George Alfred Lloyd	Director Tiger Alexander Brown
Print name	Print name

Executed by Astron Mineral Sands Pty Ltd in accordance with section 127(1) of the Corporations Act: (signed) "George Alfred Lloyd"	(signed) "Tiger Alexander Brown"
Director George Alfred Lloyd	Director Tiger Alexander Brown
Print name	Print name